Exhibit 2.2
EXECUTION COPY
MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and between
THEO B. BEAN, JR.,
AND
THEO B. BEAN, JR., AS TRUSTEE FOR THE THEO B. BEAN, JR.
FAMILY TRUST,
as Sellers
and
MISSISSIPPI HUB ACQUISITION COMPANY, LLC,
as Buyer
Dated as of October 31, 2007

i

EXHIBITS AND SCHEDULES

Annex A	Purchase Price

Exhibit A	MS Hub MIPA Escrow Agreement
Exhibit B	Assignment of Membership Interests
Exhibit C	Title Commitments
Exhibit D	Mutual Release
Exhibit E	Supplemental Agreement

Schedule 1.1	Recent Bond Dome Budget
Schedule 1.2	Interim Period Budget
Schedule 1.3(a)	Sellers Knowledge Parties
Schedule 1.3(b)	Buyer Knowledge Parties
Schedule 3.3	Seller Approvals
Schedule 4.4(a)	Contracts and Permits
Schedule 4.5(a)	Intellectual Property
Schedule 4.5(b)	Intellectual Property – Material Contracts
Schedule 4.8	Taxes
Schedule 4.11	Permits
Schedule 4.12	Insurance
Schedule 4.13	Certain Assets
Schedule 4.14(a)	Real Property Interests
Schedule 4.14(a)(i)	Liens
Schedule 4.14(b)	Rights-of-Way
Schedule 4.14(d)	Real Property Map
Schedule 4.19(a)	Balance Sheet
Schedule 4.19(c)	Undisclosed Liabilities
Schedule 4.20	Certain Changes
Schedule 5.3	Buyer Approvals
Schedule 6.1	Conduct of Business
Schedule 6.5(a)	Company Guarantees
Schedule 6.6	Whitney Bank Transactions
Schedule 6.14(a)	Excluded Assets
Schedule 6.15	Bonds
Schedule 7.1(h)	Material Consents and Approvals
Schedule 8.2(a)(v)	Indemnifiable Litigation Matters

MEMBERSHIP INTEREST PURCHASE AGREEMENT
          THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of October 31, 2007 (this “Agreement”), is entered into by and among Theo B. Bean, Jr. (“Bean”), and Theo B. Bean, Jr., as trustee for The Theo B. Bean, Jr. Family Trust, a South Dakota spendthrift trust (the “Bean Trust”, and together with Bean, each a “Seller” and, collectively, “Sellers”), and Mississippi Hub Acquisition Company, LLC, a Delaware limited liability company (“Buyer”).
RECITALS
          WHEREAS, Sellers collectively own one hundred percent (100%) of the issued and outstanding membership interests (the “Membership Interests”) in Mississippi Hub, LLC, a Mississippi limited liability company (the “Company”);
          WHEREAS, the Company is engaged in the development of a salt cavern natural gas storage facility and related property located in Simpson and Jefferson Davis Counties, Mississippi (the “Facility”);
          WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Membership Interests (the “Purchase”);
          WHEREAS, in connection with the transactions contemplated hereunder, Buyer has agreed to purchase certain real property owned by BRI-Marsh, L.L.C., a Louisiana limited liability company (“BRI-Marsh”) pursuant to a purchase and sale agreement, dated as of the date hereof (the “BRI-Marsh PSA”);
          WHEREAS, concurrently with the execution of this Agreement, each of EnergySouth Midstream, Inc. and DB PEV GAS LLC, each an affiliate of Buyer (“Guarantors”), have entered into a Limited Guaranty (each a “Limited Guaranty”) in favor of Sellers with respect to certain of the obligations of Buyer arising under, or in connection with, this Agreement; and
          WHEREAS, with the acknowledgement and cooperation of Sellers, Buyer has entered into that certain Agreement, dated as of October 26, 2007, with the Pending Litigation A Plaintiff (as defined herein) (the “Pending Litigation A Plaintiff Release”), a copy of which has been delivered to Sellers.
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
          Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
          “Agreement” has the meaning provided such term in the preamble to this Agreement.
          “Anti-Trust Division” has the meaning provided such term in Section 6.4.
          “Balance Sheet” has the meaning provided such term in Section 4.19(a).
          “Base Purchase Price” has the meaning provided such term in Section 2.2.
          “Bean” has the meaning provided such term in the preamble to this Agreement.
          “Bean Trust” has the meaning provided such term in the preamble to this Agreement.
          “BRI-Marsh” has the meaning provided such term in the recitals above.
          “BRI-Marsh PSA” has the meaning provided such term in the recitals above.
          “BRI-Marsh PSA Losses” has the meaning provided such term in the BRI-Marsh PSA.
          “BRI-Marsh Real Property” has the meaning assigned in Section 4.14(d).
          “Business Day” means any day that is not a Saturday, Sunday or legal holiday in Houston, Texas or New York, New York or a federal holiday in the United States.
          “Buyer” has the meaning provided such term in the preamble to this Agreement.
          “Buyer Approvals” has the meaning provided such term in Section 5.3.

          “Buyer Indemnified Parties” has the meaning provided such term in Section 8.2(a).
          “Capped Section 8.2(a)(v) Loss” means any MS Hub MIPA Loss described in Section 8.2(a)(v), other than any out-of-pocket unaffiliated third party costs and expenses (including attorneys’ fees incurred in accordance with the Supplemental Agreement) incurred by, and all damages, whatsoever, if any, required to be paid by any of the Buyer Indemnified Parties in connection with the Specified Claims to any of the following Persons: (a) the Pending Litigation A Plaintiff, (b) any Affiliate or Representative of the Pending Litigation A Plaintiff, (c) the Pending Litigation A Plaintiff’s spouse or any person related by blood or adoption to the Pending Litigation A Plaintiff or the Pending Litigation A Plaintiff’s spouse, (d) any trust or family partnership or other entity whose beneficiaries or owners are the Pending Litigation A Plaintiff and/or the Pending Litigation A Plaintiff’s spouse and/or any person related by blood or adoption to the Pending Litigation A Plaintiff or the Pending Litigation A Plaintiff’s spouse, (e) the estate of the Pending Litigation A Plaintiff, (f) any creditor, trustee or receiver of the Pending Litigation A Plaintiff or all or any portion of his estate in its capacity as such, (g) any successor or assign of any of the foregoing Persons and (h) any Person asserting any claim or action on behalf of or through any of the foregoing Persons or having a claim on or right to any assets or properties of any of the foregoing Persons.
          “Claim Notice” has the meaning provided such term in Section 8.3(a).
          “Closing” has the meaning provided such term in Section 2.3(a).
          “Closing Date” has the meaning provided such term in Section 2.3(a).
          “Closing Payment” means the amount equal to the Base Purchase Price minus the MS Hub MIPA Escrow Amount.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning provided such term in the recitals above.
          “Company Guarantees” means those guarantees, bonds, sureties and other credit support or assurances provided by either Seller or any of its Affiliates in support of obligations of the Company that are set forth in Schedule 6.5(a).
          “Company Intellectual Property” has the meaning provided such term in Section 4.5(a).
          “Company Tax Returns” means Tax Returns required to be filed by the Company. For the avoidance of doubt, “Company Tax Returns” does not include U.S. federal income Tax Returns or any other Tax Return filed on a consolidated, unitary, combined or similar basis with entities other than the Company.
          “Company Taxes” means Taxes payable by the Company. For the avoidance of doubt, “Company Taxes” does not include U.S. federal income Taxes or any other Taxes determined on a consolidated, unitary, combined or similar basis with entities other than the Company.
          “Confidentiality Agreements” means (a) that certain letter agreement, dated June 13, 2007, between EnergySouth Midstream, Inc. and the Company and (b) that certain letter agreement, dated September 12, 2007, between Drawbridge Special Opportunities Advisors LLC and the Company.
          “Confidential Information” has the meaning provided such term in Section 6.9.
          “Contract” means any note, bond, mortgage, indenture, agreement, lease, sublease, license or contract to which a Person is a party or by which a Person or its assets or properties are bound, but excluding Permits.
          “CPR” has the meaning provided such term in Section 10.3.
          “Deductible” has the meaning provided such term in Section 8.4(b).
          “Disclosure Schedule” has the meaning provided such term in the preamble to Article III.
          “Dismissed Case B” means the litigation identified in subsection “B” of Schedule 8.2(a)(v).
          “Dismissed Case C” means the litigation identified in subsection “C” of Schedule 8.2(a)(v).
          “Dollars” and “$” mean the lawful currency of the United States.
          “End Date” has the meaning provided such term in Section 9.1(d).
          “Environmental Claim” means any Litigation alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) related to Environmental Laws.
          “Environmental Laws” means all Laws relating to pollution, natural resources, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health, including Laws relating to Releases or threatened Releases of any Hazardous Substance, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide,

Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto.
          “Employee Benefit Plans” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) any bonus, deferred compensation, incentive compensation, savings, stock purchase, stock option, stock award, change in control, severance or termination benefit, or fringe benefit plan program, agreement or arrangement, and (iii) any employment, retention or severance agreement or arrangement or any other compensation or employee benefit plan, program, agreement or arrangement, which, in the case of (i), (ii) or (iii), is or has been sponsored, maintained, contributed to or entered into by the Company, or with respect to which the Company has or may have any liability or obligation, for the benefit of any employee, former employee or director of the Company or any independent contractor, or any of their respective dependents.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any entity or trade or business, whether or not incorporated, that together with the Company could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA.
          “Estimated Interim Investment Amount” has the meaning provided such term in Section 2.4(a).
          “Excluded Assets” has the meaning provided such term in Section 6.14(a).
          “Excluded Records” means the documents and records defined on Schedule 6.14(a) and identified therein as “Excluded Records.”
          “Facility” has the meaning provided such term in the recitals above.
          “FERC” means the United States Federal Energy Regulatory Commission.
          “FERC Certificate” means the certificate issued February 15, 2007 to the Company in Docket No. CP07-4, et al.
          “Final Adjustment Amount” has the meaning provided such term in Section 2.4(d).
          “Financial Statements” has the meaning provided such term in Section 4.19(a).
          “FTC” has the meaning provided such term in Section 6.4.
          “GAAP” means generally accepted accounting principles in the United States, consistently applied.

          “Gas Handling Site” means the property depicted as the “Gas Handling Site” on Schedule 4.14(a).
          “Governmental Authority” means any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court or tribunal or any domestic or foreign arbitrator.
          “Guarantors” has the meaning provided such term in the recitals above.
          “Hazardous Substance” means any pollutant or contaminant or substance listed, defined or classified as hazardous, toxic, radioactive or any term of similar import pursuant to any applicable Environmental Law, including petroleum and any derivative or by-product thereof.
          “Holdback” has the meaning provided such term in Section 8.9.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indebtedness” means all obligations to any Person for borrowed money, including (a) indebtedness for borrowed money or for the deferred purchase price of property or services, including indebtedness evidenced by a note, bond, debenture or similar instrument, (b) liabilities or obligations required to be classified and accounted for as capital leases on a balance sheet under GAAP, (c) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, (d) liabilities or obligations secured by any Lien (other than a Permitted Lien) and (e) guarantees of any of the foregoing of another Person. For the avoidance of doubt, the Litigation referenced in Schedule 3.5 and Schedule 4.6 shall not constitute Indebtedness.
          “Indemnified Party” has the meaning provided such term in Section 8.3(a).
          “Indemnifying Party” has the meaning provided such term in Section 8.3(a).
          “Independent Accountant” means an independent auditor of recognized national standing jointly selected by Buyer and Sellers.
          “Intellectual Property” means (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any related applications or registrations, (c) patents and any related applications or registrations, (d) all confidential information, know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications and lists of suppliers, vendors, customers and distributors, (e) software and Internet domain names, and (f) all other intellectual property rights, statutory or common Law, in the United States or worldwide.

          “Interest Rate” means the prime interest rate for corporations reported in “The Wall Street Journal” on the Closing Date.
          “Interim Investment Amount” means the aggregate amount, without duplication, of:
                    (a) all Third-Party Expenses incurred by either Seller or any of their respective Affiliates (including the Company) prior to August 1, 2007, and paid during the period beginning on August 1, 2007 and ending on the Closing Date in order to fund the design, construction or development of the Facility; provided, that the aggregate amount of Third Party Expenses included in the Interim Investment Amount pursuant to this clause (a) shall not exceed Five Hundred Ninety-Two Thousand Thirty Dollars ($592,030), and
                    (b) to the extent set forth in the Recent Bond Dome Budget or the Interim Period Budget and subject to the amounts budgeted for therein and any amounts in excess of such budgeted amounts agreed to in writing by Buyer and Sellers, (i) all Third-Party Expenses incurred and paid by either Seller or any of their respective Affiliates (including the Company) during the period beginning on August 1, 2007 and ending on the Closing Date in order to fund the design, construction or development of the Facility, and (ii) all capital contributions made to the Company by either Seller or any of their respective Affiliates during the period beginning on August 1, 2007 and ending on the Closing Date in order to fund the design, construction or development of the Facility (it being understood that “Interim Investment Amount” shall not include any incremental or additional expenses or payments arising out of or resulting from any breach or default by the Company relating to any Contract identified on Schedule 4.4(a)(iv).
          “Interim Investment Amount Closing Statement” has the meaning provided such term in Section 2.4(a).
          “Interim Investment Evaluation Period” has the meaning provided such term in Section 2.4(b).
          “Interim Period Budget” means the descriptions and estimated amounts set forth in Schedule 1.2.
          “Knowledge” or “Known” means, with respect to Sellers, the actual knowledge of Theo B. Bean, Jr., including those matters known to him after due inquiry of the individuals set forth on Schedule 1.3(a), and, with respect to Buyer, the actual knowledge of each of the individuals set forth on Schedule 1.3(b) after due inquiry.
          “Law” means any applicable statute, writ, law, common law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on such date.

          “Lien” means any charge, pledge, option, mortgage, deed of trust, restriction, easement, tenancy, hypothecation, security interest, royalty or similar right, warrant, purchase right, including any right of first offer or right of first refusal, lease, license or other encumbrance.
          “Limited Guaranty” has the meaning provided such term in the recitals above.
          “Litigation” means any investigation or inquiry, action, claim, suit, proceeding, audit, citation, summons, subpoena of any nature, civil, criminal or regulatory, in Law or in equity, by or before any Governmental Authority.
          “Material Adverse Effect” means any change, development, event, effect, condition or occurrence, either individually or in the aggregate, that (a) is materially adverse to the ownership or development of the Facility or to the assets, properties or financial condition of the Company taken as a whole, or (b) prevents or materially impedes or delays the ability of Sellers to perform their obligations under this Agreement, including their obligation to complete the transactions contemplated herein; provided, however, that any change, development, event, effect, condition or occurrence to the extent attributable to or resulting or arising from any of the following shall not constitute a Material Adverse Effect: (i) any business, financial or economic change generally affecting the economic conditions in the natural gas storage industry or the southeastern US gas market, (ii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement; provided that none of the conditions or events described in this clause (ii) results, individually or in the aggregate, in the destruction or loss of use of any material assets of the Company, (iii) proposed or adopted legislation or any other proposal or enactment by any Governmental Authority; provided that none of the changes, developments, events, effects, conditions or occurrences described in the foregoing clauses (i) through (iii) has a materially disproportionate effect on the Company (relative to other industry participants), (iv) changes in Tax or accounting requirements or principles or the interpretation thereof (other than any such change that is targeted specifically and solely to the Company or any of its Affiliates) or (v) the effect of the development, expansion or construction by another Person of a natural gas storage facility, a liquefied natural gas receiving and regasification terminal or a natural gas pipeline (including an announcement of such other Person’s intention with respect to any of the foregoing). Any determination as to whether any change, development, event, effect, condition or occurrence is or has a Material Adverse Effect shall be made only after taking into account all benefits and costs of such change, development, event, effect, condition or occurrence.
          “Material Contract” has the meaning provided such term in Section 4.4(b).
          “Membership Interests” has the meaning provided such term in the recitals above.

          “MS Hub MIPA Escrow Agent” means the escrow agent identified in the MS Hub MIPA Escrow Agreement.
          “MS Hub MIPA Escrow Agreement” means that certain escrow agreement to be entered into among the Parties and the MS Hub MIPA Escrow Agent, substantially in the form annexed hereto as Exhibit A.
          “MS Hub MIPA Escrow Amount” has the meaning provided such term in Section 2.3(c)(i).
          “MS Hub MIPA Escrow Fund” has the meaning provided such term in Section 8.8.
          “MS Hub MIPA Losses” means all liabilities, losses (including Tax losses), damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, consultants, experts and other professional fees); provided that MS Hub MIPA Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages or lost profits, other than any such damages to the extent asserted by or awarded, paid or payable to, a third party.
          “NGPA” has the meaning provided such term in Section 4.16.
          “Natural Gas Act” has the meaning provided such term in Section 4.16.
          “Northern Site” means the property depicted as the “Northern Site” on Schedule 4.14(a).
          “Organizational Documents” means any charter, certificate of incorporation, articles of association, limited liability company agreement, partnership agreement, membership agreement, bylaws, operating agreement or similar formation or governing documents and instruments.
          “Parties” means Bean, Bean Trust and Buyer.
          “Pending Litigation A” means the pending litigation identified in subsection “A” of Schedule 8.2(a)(v).
          “Pending Litigation A Agreement” has the meaning provided such term in Section 4.21.
          “Pending Litigation A Escrow Amount” means the “Escrow Amount” as defined in the Pending Litigation A Agreement.
          “Pending Litigation A Plaintiff” means the plaintiff with respect to the Pending Litigation A.

          “Pending Litigation A Plaintiff Release” has the meaning provided such term in the recitals above.
          “Permits” means all authorizations, licenses, identification numbers, permits, certificates, orders, consents, approvals and registrations required under Law.
          “Permitted Liens” means (a) Liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed (i) not yet due and payable as of the Closing Date or (ii) being contested in good faith by appropriate proceedings for which (in the case of this clause (ii)) adequate reserves have been established to the extent required by GAAP, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings for which (in the case of this clause (ii)) adequate reserves have been established to the extent required by GAAP, (c) restrictive covenants, easements, rights-of-way, including utility rights-of-way, servitudes and similar burdens and defects, imperfections or irregularities of title that do not, individually or in the aggregate, materially interfere with the use of the Real Property as the Facility, (d) purchase money Liens arising in the ordinary course of business, (e) Liens set forth in Schedule 4.14(a)(i) and (f) Liens created by Buyer, or its successors and assigns.
          “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
          “Post-Signing Tax Returns” has the meaning provided such term in Section 6.12(a).
          “Purchase” has the meaning provided such term in the recitals above.
          “Purchase Price” has the meaning provided such term in Section 2.2.
          “Real Property” means the real property interests described on Schedule 4.14(a) hereto under the heading “Real Property.”
          “Recent Bond Dome Budget” means the descriptions and amounts set forth in Schedule 1.1 necessary for the design, construction and development of the Facility.
          “Records” means all land, title, engineering, environmental, operating, regulatory, compliance and other data, files, documents (including design documents), instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, maps, books, studies and records, and accounting, legal and financing records (including FERC accounting records and original cost information and the supporting documentation) arising out of or relating to the assets, business or operations of the Company which are held by a Seller or any Affiliate of a Seller; provided that (i) such Seller shall be entitled to redact any information which is material to Seller’s other businesses and unrelated to the Company or privileged information to the extent relating exclusively to such Seller’s other businesses unless required to be disclosed by Law and (ii) notwithstanding anything in this Agreement to the contrary, “Records” shall not include any Excluded Records.
          “Release” means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, or leaching into the environment, or into or out of any property.
          “Representatives” means, as to any Person, its officers, directors, employees, agents, counsel, accountants, financial advisers, consultants and lenders and their respective counsel, advisers and consultants.
          “Resolution Period” has the meaning provided such term in Section 2.4(b).
          “Sellers” has the meaning provided such term in the preamble to this Agreement.
          “Seller Approvals” has the meaning provided such term in Section 3.3.
          “Seller Indemnified Parties” has the meaning provided such term in Section 8.2(b).
          “Software” means all computer programs, databases, compilations, user interfaces and tools, data, and all documentation related to any of the foregoing.
          “Southern Site” means the property depicted as the “Southern Site” on Schedule 4.14(a).
          “Specified Claims” has the meaning provided such term in Section 8.2(a)(v).
          “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions are owned by such Person.
          “Supplemental Agreement” has the meaning provided such term in Section 6.18.
          “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
          “Tax Benefit” means, with respect to a MS Hub MIPA Loss, an amount equal to the product of (A) the amount of such MS Hub MIPA Loss, or portion thereof, that may be claimed as a deduction for Federal income tax purposes by the Indemnified Party and (B) forty percent (40%).
          “Tax Proceeding” has the meaning provided such term in Section 6.12(e).

          “Tax Returns” means any report, return, election, declaration or other filing required to be filed with any Tax Authority, including any amendments thereto.
          “Taxes” means any taxes and similar government charges (including taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, capital stock, license, payroll, employment, social security, unemployment, severance, real or personal property, excise, recordation, withholding and stamp), together with any interest thereon, penalties and additions to tax with respect thereto, imposed by a Governmental Authority.
          “Termination Fee” has the meaning provided such term in Section 9.3(a).
          “Third-Party Claim” has the meaning provided such term in Section 8.3(a).
          “Third-Party Expenses” means, subject to Section 11.4, all costs and expenses paid by the Company, Sellers or any of their respective Affiliates (other than any costs or expenses paid to Bean, Bean Trust or any of their respective Affiliates) with respect to the Facility for the period beginning August 1, 2007 and extending to the Closing Date; provided, that Third-Party Expenses shall not include legal fees of either Seller, the Company or any or their respective Affiliates except for the legal fees of the Company in connection with regulatory compliance for the Company.
          “Title Commitments” has the meaning provided such term in Section 6.19.
          “Title Policies” means one or more policies to be paid entirely by Buyer issued in the name of Buyer to insure at the Closing (a) Buyer’s fee title to the Gas Handling Site and all appurtenant rights thereto set forth on Schedule 4.14(a) and (b) Buyer’s fee title to all surface rights to the Northern Site and the Southern Site, in each case pursuant to and subject to the terms, conditions and exclusions of a 2006 ALTA Owner Policy of Title Insurance with such endorsements as Buyer shall reasonably require, including endorsements ensuring (i) in the case of the Gas Handling Site, that such parcel constitutes a single tract and that the boundary common with the Gas Handling Site of each of the parcels of Real Property depicted on Schedule 4.14(d) as “Tract 1B,” “Tract 1C,” “Tract 2,” and “Tract 3” is contiguous to the Gas Handling Site, (ii) in the case of the Northern Site, that such parcel constitutes a single tract, (iii) in the case of the Southern Site, that such parcel constitutes a single tract, and (iv) that each of the Gas Handling Site, the Northern Site and the Southern Site has access to a public road, as issued by Mississippi Valley Title Insurance Company/Old Republic National Title Insurance Company (the “Title Company”), in accordance with the terms set forth in the Title Commitments.
          “Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

          “Transfer Tax Payor” means the party which has primary legal responsibility for the payment of any particular Transfer Tax.
          “Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).
          Section 1.2 Rules of Construction.
     (a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
     (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 31, 2007.
     (c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
     (d) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
     (e) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     (f) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
     (g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

     (h) With respect to the Company, the term “ordinary course” shall be deemed to mean and be limited to action or inaction reasonably expected of a Person engaged in the development or construction of a salt cavern natural gas storage facility.
ARTICLE II
PURCHASE AND SALE; CLOSING
          Section 2.1 Purchase and Sale of Membership Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Sellers, the Membership Interests, free and clear of any Liens other than transfer restrictions imposed on equity securities by securities Laws.
          Section 2.2 Purchase Price. Subject to the terms and conditions of this Agreement, and in consideration of the transactions described in this Agreement, the aggregate purchase price for the Membership Interests, together with the purchase price for the BRI Marsh Real Property pursuant to the BRI Marsh PSA, shall be One Hundred and Forty Million Dollars ($140,000,000) plus the Estimated Interim Investment Amount, subject to adjustment following the Closing as provided in Section 2.4. The amount set forth on Annex A as the “Mississippi Hub Allocation Amount” plus the Estimated Interim Investment Amount shall be referred to herein as the “Base Purchase Price”, subject to adjustment following the Closing as provided in Section 2.4 (as so adjusted, the “Purchase Price”).
          Section 2.3 The Closing.
     (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1000 Louisiana, Houston, Texas, 77002, at 10:00 a.m. Houston time, or remotely via the electronic exchange of signatures and documents, on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or such other date as Buyer and Sellers may mutually agree in writing (the “Closing Date”); provided, that, in the event that all such conditions have been satisfied on or prior to November 29, 2007, the Closing shall take place on the date that is the earlier of (i) November 29, 2007 and (ii) three (3) Business Days following the date on which all such conditions have been satisfied; provided further, that, if the End Date is extended pursuant to Section 9.1(d)(ii) and all such conditions are satisfied on November 30, 2007, the Closing shall take place on November 30, 2007.
(b) At the Closing, Sellers will deliver, or will cause to be delivered, the following documents and deliverables to Buyer:
(i) an assignment of 100% of the Membership Interests in the form attached hereto as Exhibit B;

     (ii) a certificate that, as of the Closing Date, each Seller is not a foreign Person within the meaning of Section 1445 of the Code, and the Treasury Regulations thereunder, such certificate to be substantially in the form described in Treasury Regulations Sections 1.1445-2(b)(2)(iv)(A) and (B), as applicable;
     (iii) the Supplemental Agreement, executed by Sellers and the Company;
     (iv) the MS Hub MIPA Escrow Agreement, executed by Sellers and the MS Hub MIPA Escrow Agent;
     (v) such resolutions, certificates and documents pertaining to the authority and governance of the Company as the Title Company shall reasonably request; and
     (vi) all other documents and instruments required to be delivered by Sellers on or prior to the Closing Date pursuant to Section 7.1.
(c) At the Closing, Buyer will deliver, or will cause to be delivered, the following documents and deliverables:
     (i) to the MS Hub MIPA Escrow Agent, an amount equal to Twenty Million Dollars ($20,000,000) (the “MS Hub MIPA Escrow Amount”) by wire transfer of immediately available funds to an account specified by the MS Hub MIPA Escrow Agent in writing no less than three (3) Business Days prior to the Closing Date;
     (ii) to the escrow agent contemplated by Section 2 of the Pending Litigation A Agreement, the Pending Litigation A Escrow Amount;
     (iii) to Sellers, an amount equal to the Closing Payment less the Pending Litigation A Escrow Amount, by wire transfer of immediately available funds to an account or accounts specified by Sellers in writing no less than three (3) Business Days prior to the Closing Date;
     (iv) to Sellers, the MS Hub MIPA Escrow Agreement, executed by Buyer;
     (v) to Sellers, the Supplemental Agreement, executed by Buyer; and
     (vi) to Sellers, all other documents and instruments required to be delivered by Buyer on or prior to the Closing Date pursuant to Section 7.2.
          Section 2.4 Expenditure Adjustments.
          (a) At least five (5) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a schedule setting forth Sellers’ good faith calculation of the Interim Investment Amount (the “Estimated Interim Investment Amount”), together with reasonably detailed supporting information. At least two (2) Business Days prior to the Closing Date, Sellers shall deliver to Buyer an itemization of all costs and expenses of Bean, the Company, Bean Resources, Inc., BRI-Marsh and/or their respective Affiliates which are to be deducted from the “Gross Proceeds” (as defined in the Pending Litigation A Agreement) in order to determine the “Net Proceeds” (as defined in the Pending Litigation A Agreement) in accordance with the Pending Litigation A Agreement, in such form delivered by Sellers to the Pending Litigation A Plaintiff pursuant to the terms of the Pending Litigation A Agreement and which itemization shall be prepared in good faith by Bean and certified by Bean to Buyer as being the same itemization that will be delivered by Sellers to the Pending Litigation A Plaintiff pursuant to the terms of the Pending Litigation A Agreement. As soon as reasonably practicable following the Closing Date, Sellers shall, with the cooperation and assistance of Buyer and the Company, prepare and deliver to Buyer a calculation of the Interim Investment Amount, together with reasonably detailed supporting information (the “Interim Investment Amount Closing Statement”). Buyer and Sellers shall use their respective reasonable efforts to cause the Interim Investment Amount Closing Statement to be completed within sixty (60) days following the Closing Date.
     (b) Within forty-five (45) days after Buyer’s receipt of the Interim Investment Amount Closing Statement (the “Interim Investment Evaluation Period”), Buyer shall notify Sellers if Buyer disagrees with the Interim Investment Amount Closing Statement, and such notice shall set forth in reasonable detail the particulars of such disagreement. If Buyer does not provide a notice of disagreement within such Interim Investment Evaluation Period, then Buyer shall be deemed to have accepted the calculations and the amounts set forth in the Interim Investment Amount Closing Statement, which shall then be final, binding and conclusive for all purposes hereunder. If any such notice of disagreement is timely provided, then Sellers and Buyer shall each use commercially reasonable efforts for a period of thirty (30) days thereafter (the “Resolution Period”) to resolve any disagreements with respect to the Interim Investment Amount Closing Statement.
     (c) If, at the end of the Resolution Period, the Parties continue to disagree as to items in the Interim Investment Amount Closing Statement, then the Independent Accountant shall resolve such remaining disagreements. The Independent Accountant shall be charged with calculating and determining, as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Independent Accountant, the amounts of any disputed items required to determine the Interim Investment Amount. The costs and expenses of the Independent Accountant shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer. The determination of the Independent Accountant of such disputed items required to determine the Interim Investment Amount, as the case may be, shall be final, binding and conclusive for all purposes hereunder.
     (d) Subject to Section 8.9, within five (5) Business Days of the date on which the Interim Investment Amount has become final, binding and conclusive pursuant to this Section 2.4, Buyer or Sellers will make a payment to the other as follows: (i) if the amount determined by subtracting the Estimated Interim Investment Amount from the

Interim Investment Amount, as finally determined pursuant to Section 2.4(b), and if applicable, Section 2.4(c) (such balance being, the “Final Adjustment Amount”) is a positive amount, then Buyer shall pay to Sellers the Final Adjustment Amount (it being understood and agreed that twenty-five percent (25%) of such amount shall be deposited by Buyer on behalf of Sellers into the escrow account established pursuant to the Pending Litigation A Agreement), and (ii) if the Final Adjustment Amount is a negative amount, then Sellers shall pay to Buyer the Final Adjustment Amount, in each case, together with interest accrued thereon at the Interest Rate per annum from the Closing Date to the date such payment is made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS
          Except as otherwise disclosed to Buyer in the schedule (the “Disclosure Schedule”) delivered to Buyer by Sellers prior to the execution of this Agreement (each numbered Schedule of which qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein and, except in the case of Section 4.3 and Section 4.13(b), such other representations, warranties or covenants to the extent a matter in such numbered Schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), each Seller hereby jointly and severally represents and warrants to Buyer with respect to itself as follows:
          Section 3.1 Organization of Bean Trust; Authority. Bean Trust is duly organized, validly existing and in good standing under the Laws of the State of South Dakota and has all requisite trust power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
          Section 3.2 Authorization; Enforceability. Bean, as trustee of the Bean Trust, has all requisite trust power and authority to execute and deliver this Agreement and to perform all obligations contemplated to be performed by it hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite trust action on the part of Bean Trust, and no additional authorization on the part of Bean Trust is necessary in connection with the execution, delivery and performance by Bean Trust of this Agreement. This Agreement has been duly and validly executed and delivered by such Seller, and assuming this Agreement constitutes a legal, valid and binding obligation of Buyer, this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

          Section 3.3 No Conflict. The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby by such Seller, assuming all required filings, consents, approvals, registrations, declarations, orders, authorizations and notices set forth in Schedule 3.3 (collectively, the “Seller Approvals”) have been made, given or obtained, do not and shall not:
     (a) in the case of Bean Trust, violate, conflict with or result in the breach of any Organizational Document of such Seller or any of its Affiliates;
     (b) violate or conflict with, in any material respect, any Law applicable to such Seller or any of its Affiliates (other than the Company); or
     (c) (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, any of the terms, conditions or provisions of any Contract to which such Seller or any of its Affiliates (other than the Company) is a party or by which any of them or any of their respective assets or properties may be bound, or (ii) result in the creation of any Lien upon any of the Membership Interests, except in the case of clause (c)(i) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.4 Consents and Approvals. No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated hereby, except for (i) the Seller Approvals and (ii) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.5 Litigation. There is no Litigation pending or, to the Knowledge of Sellers, threatened by any Person against such Seller or any of its Affiliates (other than the Company) or any of their properties or assets that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there is no order or unsatisfied judgment from any Governmental Authority binding upon or affecting such Seller or any of its Affiliates (other than the Company) or any of their properties or assets that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.6 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by such Seller or any of its Affiliates, other than the fees and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which shall be paid by Sellers.

          Section 3.7 Ownership of Equity Interests. As of the date hereof, the Sellers in the aggregate own one hundred percent (100%) of the issued and outstanding Membership Interests of the Company free and clear of any Liens (other than transfer restrictions imposed on equity securities by securities Laws).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANY
          Except as otherwise disclosed in the Disclosure Schedule (each numbered Schedule of which qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein and, except in the case of Section 4.3 and Section 4.13(b), such other representations, warranties or covenants to the extent a matter in such numbered Schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), each Seller hereby jointly and severally represents and warrants to Buyer as follows:
          Section 4.1 Organization of the Company; Authority.
     (a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Mississippi and has the requisite limited liability company authority and power to own, sell or lease its assets and to develop the Facility.
     (b) The Company is duly qualified or licensed to do business and is in good standing in Mississippi and Louisiana.
     (c) Sellers have made available to Buyer true and complete copies of all existing Organizational Documents of the Company prior to the date of this Agreement.
     (d) The Company does not have any Subsidiaries or own any equity or other interests in any Person.
          Section 4.2 No Conflict. The execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby by Sellers (assuming all of the Seller Approvals have been made, given or obtained) do not and shall not:
     (a) violate, conflict with or result in the breach of any Organizational Document of the Company;
     (b) violate or conflict with, in any material respect, any Law applicable to the Company; or
     (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien other than a Permitted Lien upon any of the respective properties or assets of the Company under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which the Company is a party or by which any of them or any of their respective assets or properties may be bound; except in the case of this clause (c), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 4.3 Capitalization of the Company.
     (a) Sellers are the sole members of the Company. The Membership Interests constitute all of the issued and outstanding membership interests of the Company, and no membership interests of the Company are held in the treasury of the Company. No membership interests of the Company have been reserved for issuance upon exercise of outstanding options, warrants or rights or otherwise. The Membership Interests have been duly authorized and validly issued, and are fully paid and non-assessable and have not been issued in violation of any preemptive or other similar right. Each Seller has good and valid title to, and holds of record and owns beneficially, the Membership Interests held by it, free and clear of any Liens, other than transfer restrictions imposed on equity securities by securities Laws. At Closing, the Membership Interests that Sellers will deliver to Buyer will represent one hundred percent (100%) of the outstanding equity interests in the Company.
     (b) As of the Closing, the Company shall have no issued or outstanding Indebtedness, other than payables incurred in respect of Third Party Expenses in order to fund the design, construction or development of the Facility in accordance with the Recent Bond Dome Budget or the Interim Period Budget and except for any accounts payable reflected on the Balance Sheet.
     (c) There are no outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character providing for the purchase or issuance of any membership interests of the Company or any securities or other instruments representing the right to purchase or otherwise receive any membership interests of the Company, and there are no agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any membership interests of the Company. There are no voting agreements, proxies or other similar agreements or understandings with respect to the membership interests of the Company.
          Section 4.4 Contracts and Permits.
     (a) Schedule 4.4(a) contains a true and complete list of the following Contracts and Permits in effect on the date of this Agreement to which the Company is a party or by which it or any of its assets is otherwise bound:

     (i) the FERC Certificate, related FERC compliance agreements of the Company and all Permits held by the Company;
     (ii) each Contract containing covenants that purport to restrict the Company’s or, following the Closing, the Buyer’s or any of its Affiliate’s (including the Company’s) ability to: (a) engage in any line of business, (b) compete with any Person or operate in any geographic location or (c) purchase any goods or services from any Person;
     (iii) each Contract between the Company, on the one hand, and a Seller or an Affiliate of a Seller, on the other hand, that will survive the Closing;
     (iv) each Contract or series of related Contracts involving a remaining commitment to make acquisitions or pay capital expenditures with respect to its business in excess of Fifty Thousand Dollars ($50,000);
     (v) each Contract that includes any obligation of the Company to make payments, contingent or otherwise, arising out of the prior acquisition or disposition of any asset or business;
     (vi) each Contract that requires the posting of collateral by the Company; and
     (vii) except for Contracts of the nature described in the clauses above, each Contract involving aggregate payments by or to the Company in the current fiscal year or any future fiscal year of more than One Hundred Thousand Dollars ($100,000) in any one case (or in the aggregate, in the case of any related Contracts), including each Contract that is material to the design, construction and development of the Facility.
     (b) Each Contract of the type described in Section 4.4(a), whether or not set forth in Schedule 4.4(a), is referred to herein as a “Material Contract.” True and complete copies of all Material Contracts in effect on the date of this Agreement have been made available to Buyer prior to the date of this Agreement.
     (c) (i) Each Material Contract is valid and binding, in full force and effect and enforceable in accordance with its terms except to the extent such Material Contract has terminated in accordance with its terms, (ii) the Company has performed in all respects all obligations required to be performed by it to date under each Material Contract to which it is a party or by which it or any of its material assets is bound and (iii) to the Knowledge of Sellers, each counterparty to a Material Contract has performed in all respects all obligations required to be performed by it to date under such Material Contract, except, in each case, where such failure to be valid and binding or in full force and effect, failure to be enforceable, or failure to perform would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          Section 4.5 Intellectual Property; Information Technology.
     (a) The Company either owns or has a valid right to use all Intellectual Property necessary for the conduct of the Company’s business as currently conducted, free and clear of all Liens (other than Permitted Liens) (such Intellectual Property, the “Company Intellectual Property”). Schedule 4.5(a) sets forth a complete list of all material Intellectual Property included in the Company Intellectual Property.
     (b) Schedule 4.5(b) sets forth all material Contracts under which the Company is granted or grants or, pursuant to the terms thereof, will be granted or will grant, rights in any Intellectual Property. Schedule 4.5(b) identifies the parties to each such material Contract and the Intellectual Property related thereto.
     (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company has not received any written notice of infringement of or challenge to any Company Intellectual Property and, to the Knowledge of Sellers, there is no basis for any claim of such infringement; (ii) the Company has not brought or threatened in writing a claim against any Person involving Intellectual Property; (iii) to the Knowledge of Sellers, no Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property; and (iv) to the Knowledge of Sellers, the Company is not infringing or misappropriating the Intellectual Property of any third party.
          Section 4.6 Litigation. Except for Tax matters, which are addressed in Section 4.8, (a) there is no material Litigation pending or, to the Knowledge of the Sellers, threatened by any Person against the Company and (b) there is no material order or unsatisfied judgment from any Governmental Authority binding upon or to the Knowledge of Sellers affecting the Company or any of its properties or assets.
          Section 4.7 Employee Matters.
     (a) There are no Employee Benefit Plans. The Company does not have any liability or obligation with respect to any Employee Benefit Plan that is or was maintained or contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has, or has had, any obligation to contribute.
     (b) The Company has no obligation or liability with respect to Taxes (or the withholding thereof) in connection with any individual currently providing, or who has formerly provided, any services to the Company.
          Section 4.8 Taxes. (a) All Tax Returns or appropriate extensions required to be filed by or with respect to the Company have been filed and all such Tax Returns are true, complete, and correct in all material respects, (b) all material Taxes that are required to be paid by the Company under applicable requirements have been paid other than those currently payable without penalty or interest or being contested in good faith, (c) there are no Tax Liens on the assets of the Company, other than any Liens for Real Property Taxes not yet delinquent, (d) there are no material Tax audits pending in respect of the business or assets of the Company, (e) there is no claim (including reassessments) pending by any Tax Authority in connection with any material Tax, (f) there are no agreements or waivers providing for an extension of time with respect to the assessment or collection of any such Tax, (g) there are no agreements or waivers providing for an extension of time with respect to the filing of any state Tax Returns, (h) the Company is not a party to any Tax indemnity, Tax allocation or sharing arrangement, (i) since inception the Company has been either disregarded as an entity separate from the Seller for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1) or has been treated as a partnership for Federal, state and local income tax purposes (and, therefore, has never been classified as an association taxable as a corporation for Federal, state and local income tax purposes), (j) all material Taxes which the Company is required to withhold or collect have been duly withheld or collected, and have been paid over to the appropriate taxing authorities to the extent due and payable, (k) the Company is not liable nor has any obligations (contingent or otherwise) to any Person, for any Taxes paid or payable by such Person, (l) documents related to tax reduction programs for which the Company has applied are disclosed in Schedule 4.8, (m) to Sellers’ Knowledge, the Company has taken all necessary actions through the Closing Date to ensure the continued applicability of any tax reduction programs governed by documents disclosed on Schedule 4.8 and (n) the Tax reduction programs disclosed on Schedule 4.8 do not expire or otherwise terminate as a result of the sale of the Membership Interests contemplated under this Agreement; provided, however, that the Company makes no representation or warranty as to the continued applicability of any tax reduction program to the Company or Buyer.
          Section 4.9 Environmental Matters.
     (a) (i) The Company is in compliance in all material respects with all Environmental Laws, (ii) none of either Seller or the Company have received any written communication, whether from a Governmental Authority, citizens group or any other Person, alleging that the Company is not in such compliance that has not been resolved, and (iii) there are no present or past actions, activities, circumstances conditions, events or incidents that are likely to materially prevent or interfere with such compliance in the future.
     (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company has applied for and, where action by a Governmental Authority is required, has received all Permits necessary to enable the Company to commence construction of the Facility, to the extent that the application for which or receipt thereof is currently required based on industry practice or applicable Law as it relates to the construction schedule as of the date of this Agreement, and (ii) all such Permits are in full force and effect and there is no Litigation or other proceedings pending or, to the Knowledge of Sellers, threatened before any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification thereof.
     (c) There are no Environmental Claims or other actions under Environmental Laws before any Governmental Authority pending or, to the Knowledge of the Sellers, threatened by any Person against the Company that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there is no order to or unsatisfied judgment against the Company from any Governmental Authority relating to Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (d) There has been no Release or threatened Release of any Hazardous Substance at, on, under or from the Facility, Real Property or, to the Knowledge of Sellers, other location that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 4.10 Legal Compliance. Except for Laws relating to Taxes and Environmental Laws, which are addressed in Sections 4.8 and 4.9, respectively, the Company is in compliance, in all material respects, with all applicable Laws.
          Section 4.11 Permits. Except with respect to Permits necessary under Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.9), (a) to the Knowledge of Sellers, the Company possesses all Permits necessary to commence construction of the Facility, except where, in each case, the failure to possess such Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) all material Permits possessed by the Company are in full force and effect and (c)  there is no Litigation pending or, to the Knowledge of Sellers, threatened in writing before any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification of any material Permit of the Company.
          Section 4.12 Insurance. Schedule 4.12 sets forth (a) a true and complete list and description of all insurance policies, other insurance arrangements and other Contracts or arrangements for the transfer or sharing of insurance risks by the Company in full force and effect on the date hereof with respect to the business or assets of the Company. As of the date of this Agreement, (i) there is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion and (ii) there are no outstanding unpaid premiums and no notice of cancellation or nonrenewal of any such coverage has been received.
          Section 4.13 Certain Assets.
     (a) The Company has good and valid title to all of its material personal property located on the Real Property, free and clear of all Liens other than Permitted Liens.
     (b) The assets set forth on Schedule 4.13 are owned by the Company, free and clear of all Liens other than Permitted Liens.
          Section 4.14 Real Property.
     (a) Schedule 4.14(a) sets forth the address or other description of each parcel of Real Property. With respect to each parcel of Real Property: (i) the Company has good and marketable indefeasible fee simple title to all surface rights, subsurface and mineral rights free and clear of all Liens, except for the Permitted Liens including those Liens set forth on Schedule 4.14; (ii) there are no outstanding options, rights of first offer, rights of reverter or rights of first refusal to purchase such Real Property or any portion thereof or interest therein; (iii) the Company is not a party to any agreement or option to purchase any real property or interest therein; (iv) as it relates to the development of the Facility, the Company has the right to use all such Real Property in the manner in which it is currently using such Real Property and (v) to Sellers’ Knowledge, as of the date of this Agreement, there are no rights outstanding in any third party that would prevent the Gas Handling Site from being developed as a gas storage facility by solution mining in a salt bed or dome or which would cause Buyer to incur an obligation to account to any third party for any soil, rock, salt or other substance or mineral of any kind or description removed by solution mining necessary or incident to the creation of a cavern or vacancy in the salt bed or dome.
     (b) Schedule 4.14(b) sets forth all rights-of-way of the Company as of the date of this Agreement.
     (c) The present use of the land, buildings, structures and improvements owned by the Company on the Real Property and rights-of-way is in conformity with all applicable Laws, rules, regulations and ordinances, including all applicable zoning Laws, ordinances and regulations and with all registered deed or other restrictions of record, except for such non-conformance as would not, individually or in the aggregate, materially interfere with the construction of the Facility as contemplated as of the date hereof.
     (d) Schedule 4.14(d) accurately sets forth the Real Property owned by the Company. With respect to the Real Property, each of the Gas Handling Site, the Northern Site and the Southern Site is a separate parcel whole unto itself with the boundaries described on Schedule 4.14(a) and has direct access to public roads. In addition, the parcels depicted on Schedule 4.14(d) as “Tract 3,” “Tract 1A,” “Tract 1B,” “Tract 1C,” and “Tract 2” constitute the parcels to be transferred to Buyer pursuant to the terms and conditions of the BRI-Marsh PSA (the “BRI-Marsh Real Property”). With respect to the Real Property and the BRI-Marsh Real Property, the Gas Handling Site is contiguous to the parcel depicted on Schedule 4.14(d) as “Tract 3,” and the Gas Handling Site is contiguous to each of the parcels depicted on Schedule 4.14(d) as “Tract 1B,” “Tract 1C,” and “Tract 2” such that the six parcels depicted on Schedule 4.14(d) as the “Gas Handling Site,” “Tract 3,” “Tract 1A,” “Tract 1B,” “Tract 1C,” and “Tract 2” constitute a single, contiguous tract. Each of the parcels depicted as “Tract 3,” the “Gas Handling Site” and the “Tract 2” on Schedule 4.14(d) have direct access to public road Highway 541.
          Section 4.15 No FERC Proceedings. Other than the certificate proceeding in Docket No. CP07-4-000, et. al., there are no pending or, to the Knowledge of Sellers, threatened FERC proceedings, actions or orders (including non-public investigations or enforcement actions) involving the Company or its assets.

          Section 4.16 Regulatory Matters. The Company is in compliance with all applicable rules and regulations promulgated by FERC pursuant to the Natural Gas Act of 1938, as amended (the “Natural Gas Act”), the Natural Gas Policy Act of 1978, as amended (the “NGPA”) and with all orders, certificates, authorizations and Permits applicable to the Company issued by FERC, including those that pertain to all terms and conditions and rates charged for services, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No consent, approval, authorization or certificate of, or notice to FERC under the Natural Gas Act or the NGPA is required in order for either Seller to execute, deliver and perform this Agreement or in advance of the consummation of the transactions contemplated hereby.
          Section 4.17 Transportation and Storage Contracts. As of the date of this Agreement, there are no currently effective Contracts pursuant to which the Company is legally obligated to transport or store natural gas owned by a third party.
          Section 4.18 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by either Seller or any of its Affiliates, other than the fees and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which shall be paid by Sellers.
          Section 4.19 Financial Statements; Absence of Undisclosed Liabilities.
     (a) Attached to Schedule 4.19(a) is the Company’s unaudited balance sheet as of July 31, 2007 (the “Balance Sheet”), which has previously been made available to Buyer. The Balance sheet was prepared and maintained in accordance with GAAP, is complete and correct and fairly presents, in all material respects, the financial condition of the Company as of such date (except as set forth in the notes thereto and except for year-end audit adjustments).
     (b) The Company maintains books and Records reflecting its assets and liabilities, which books and Records are accurate in all material respects, and maintains proper and adequate internal accounting controls; provided, however, that notwithstanding anything in this Agreement to the contrary (other than Section 4.19(a)), no representation or warranty is made as to the compliance of any such books, Records or controls with GAAP.
     (c) Except for (i) liabilities and obligations incurred in the ordinary course of business and consistent with past practice and substantially in accordance with the Recent Bond Dome Budget or the Interim Period Budget since July 31, 2007, or (ii) as otherwise disclosed on Schedule 4.19(c) or sections (iv) and (vii) of Schedule 4.4(a), the Company has no liabilities of any nature (whether direct, indirect, accrued, asserted, unasserted, contingent, known or unknown, determined or determinable, matured or unmatured or otherwise), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 4.20 Absence of Certain Changes. Except as set forth on Schedule 4.20, since July 31, 2007 the Company has not taken any actions with respect to the development or construction of the Facility that have been or are not in accordance with the Recent Bond Dome Budget or the Interim Period Budget. Except as set forth on Schedule 4.20, since July 31, 2007 there has not been any state of facts, change, development, event, effect, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since July 31, 2007 and until the date of this Agreement, except as (i) specifically contemplated by this Agreement (including the Recent Bond Dome Budget or the Interim Period Budget) or (ii) as set forth on Schedule 4.20, the Company has not taken any action that would require consent under Section 6.1(b).
          Section 4.21 Pending Litigation A Agreement.
     (a) Sellers have made available to Buyer (on a confidential basis) a true and complete copy of the agreement, dated August 7, 2007, among Sellers, the Company, Bean Resources, Inc., BRI-Marsh and the Pending Litigation A Plaintiff, as supplemented and amended pursuant to the Supplemental and Amending Agreement to the Escrow Standstill Agreement, by and among Sellers, the Company, Bean Resources, Inc., BRI-Marsh and the Pending Litigation A Plaintiff on October 26, 2007 (collectively, the “Pending Litigation A Agreement”). The Pending Litigation A Agreement is the only agreement among any Seller, the Company or any Affiliate of any Seller, on the one hand, and the Pending Litigation A Plaintiff, on the other hand, regarding the Specified Claims. Bean and the Company have denied the Specified Claims and any liability in connection therewith.
     (b) (i) The Pending Litigation A Agreement is valid and binding, in full force and effect and enforceable in accordance with its terms except to the extent it has terminated in accordance with its terms as in effect on the date of this Agreement and (ii) Sellers, the Company and the Affiliates of Sellers, as applicable, have each performed in all material respects all obligations required to be performed under the Pending Litigation A Agreement.
          Section 4.22 No Other Representations or Warranties.
     (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER NOR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE MEMBERSHIP INTERESTS,

THE COMPANY, ITS ASSETS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS MAKE NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO (I) ANY FINANCIAL PROJECTIONS, FORECASTS, BUDGETS OR THE ADEQUACY OR FUTURE CAPITAL EXPENDITURES RELATING TO THE COMPANY, (II) THE SIZE OR PRESSURES OF ANY CAVERNS, OPERATIONAL CAPACITIES, CHARACTERISTICS OF THE SALT, OPERATIONS OF THE SALT CAVERNS OR ANY OTHER REPRESENTATIONS OR WARRANTIES RELATING TO THE VIABILITY OF THE FACILITY AS A NATURAL GAS STORAGE FACILITY, (III) EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY POTENTIAL EFFECT ON THE COMPANY THAT WOULD NOT BE CONSIDERED A MATERIAL ADVERSE EFFECT OR (IV) EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, ANY TAX MATTERS PERTAINING TO THE COMPANY.
     (b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLERS’ INTERESTS IN THE COMPANY ARE BEING TRANSFERRED THROUGH THE SALE OF THE MEMBERSHIP INTERESTS, AND ANY ASSETS OWNED BY THE COMPANY SHALL BE DEEMED TO BE INDIRECTLY TRANSFERRED BY SELLERS TO BUYER, “AS IS, WHERE IS, WITH ALL FAULTS,” AND EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND ITS ASSETS, THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND ITS ASSETS AND THE QUALITY OR CONDITION OF ANY EQUIPMENT OR MATERIALS USED BY THE COMPANY IN CONNECTION WITH THE FACILITY OR ANY RELATED ACTIVITIES.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER
     Buyer hereby represents and warrants to Sellers as follows:
          Section 5.1 Organization of Buyer; Authority. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business in good standing in every jurisdiction in which such qualification is required, except where the failure to be so duly qualified or licensed would not, in the aggregate, prevent or materially impede or delay the ability of Buyer to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated hereby.

          Section 5.2 Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Buyer, and no additional authorization on the part of Buyer is necessary in connection with the execution, delivery and performance by Buyer of this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and assuming this Agreement constitutes a legal, valid and binding obligation of the Sellers, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          Section 5.3 No Conflict. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer, assuming all required filings, consents, approvals, registrations, declarations, orders, authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, given or obtained, do not and shall not:
     (a) violate, conflict with or result in the breach of any Organizational Document of Buyer;
     (b) violate or conflict with, in any material respect, any Law applicable to Buyer; or
     (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which it or its assets or properties may be bound; except in the case of this clause (c), as would not reasonably be expected to, individually or in the aggregate, prevent or materially impede or delay the ability of Buyer to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated herein.
          Section 5.4 Litigation. There is no Litigation pending or, to the Knowledge of Buyer, threatened by any Person against Buyer that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated hereby and there is no order or unsatisfied judgment from any Governmental Authority binding upon Buyer that would reasonably be expected to, individually or in the aggregate, prevent or materially impede or delay the ability of Buyer to perform its obligations under this Agreement, including its obligation to complete the transactions contemplated herein.
          Section 5.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates, other than the fees and expenses of Bryant Park Capital, Inc., which shall be paid by an Affiliate of Buyer.
          Section 5.6 Financial Ability. Buyer will have cash on hand or existing and available lines of credit at the Closing to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith. There is no default existing, or which with notice or the passage of time may exist, under the credit or other agreements with respect to such lines of credit, and Buyer has no reason to believe that any of the conditions precedent to the draw-down of such lines of credit will not be satisfied in connection with the consummation of the transactions contemplated hereby.
          Section 5.7 Investment Representation. Buyer is purchasing the Membership Interests for its own account with the present intention of holding the Membership Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Membership Interests in violation of any federal or state securities Laws. Buyer acknowledges that the Membership Interests have not been registered under applicable federal and state securities Laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under applicable federal and state securities Laws.
          Section 5.8 Accredited Investor. Buyer represents and warrants that it (a) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended and (b) has such Knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests and construction and operation of a gas storage facility.
          Section 5.9 Independent Investigation. Buyer acknowledges and affirms that it and its Affiliates have completed their own independent investigation, analysis and evaluation of the Company, that they have made all such reviews and inspections of the business, assets, results of operations, condition and prospects of the Company as they have deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby Buyer has not relied on anything from Sellers or the Company other than the representations, warranties, covenants and agreements of Sellers set forth in this Agreement and Buyer and its Affiliates has made its own independent investigation, analysis and evaluation of the Company. Buyer hereby acknowledges that all of the documents set forth on the Disclosure Schedule have been delivered or otherwise made available to Buyer or its Affiliates. Other than the representations and warranties contained in this Agreement, Buyer acknowledges that Sellers have made no representation or warranty relating to, and Buyer has not relied on any advice or information from Sellers in connection with, any Tax matters.

          Section 5.10 Limited Guaranty. Concurrently with the execution of this Agreement, Buyer has caused each Guarantor to deliver to Sellers such Guarantor’s duly executed Limited Guaranty. Each Limited Guaranty is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under such Guarantor’s Limited Guaranty.
ARTICLE VI
COVENANTS
          Section 6.1 Conduct of Business. From the date of this Agreement through the Closing, except as set forth in Schedule 6.1, as contemplated by this Agreement or as consented to in advance by Buyer in writing (such consent not to be unreasonably withheld), (a) Sellers shall cause the Company not to take any action that is not contemplated in the Interim Period Budget and (b) without limiting the foregoing, Sellers shall cause the Company not to:
     (i) amend any of its Organizational Documents;
     (ii) liquidate, dissolve, recapitalize or otherwise wind up its business;
     (iii) adjust, split, combine or reclassify any Membership Interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional membership interests or other equity interests convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any membership interests or agreements of the Company;
     (iv) declare, set aside or pay any dividend or other distribution with respect to its membership interests; or redeem, purchase or otherwise acquire, directly or indirectly, any membership interests, or any instrument or security which consists of or includes a right to acquire such membership interests or other equity interests of the Company;
     (v) change its accounting methods, policies or practices, except as required by GAAP;
     (vi) sell, assign, transfer, lease or otherwise dispose of any material assets (other than in accordance with the Interim Period Budget);
     (vii) except for Indebtedness incurred in the design, construction, or development of the Facility in accordance with the Interim Period Budget, (A) incur, create, or assume any Indebtedness, (B) modify the terms of any Indebtedness to increase the Company’s obligations with respect thereto, (C) assume, guarantee, endorse or indemnify the obligations of any other Person, or (D) make any loans, advances or capital contributions to, or investments in, any other Person;

     (viii) except for expenditures set forth in the Interim Period Budget, make any capital expenditure;
     (ix) acquire, merge or consolidate with any Person, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person;
     (x) mortgage, pledge, hypothecate, grant any security interest in any material asset, or otherwise subject any material asset to any other Lien, other than Permitted Liens;
     (xi) change any Tax accounting principle, method or practice with respect to Company Taxes, except as required by Law or by GAAP;
     (xii) make or change, or cause or permit any other Person to make or change, any election with respect to Taxes of, or with respect to, the Company or the assets, operations or Tax items of the Company;
     (xiii) settle, compromise or consent to any Tax liability, claim or assessment, waive any statute of limitations in respect of Taxes or agree to an extension of time with respect to an assessment or deficiency for Taxes, in each case, with respect to Taxes of, or with respect to, the Company or the assets, operations or Tax items of the Company, in any such case which would reasonably be expected to alter the Tax position of the Company following the Closing;
     (xiv) enter into or engage in any transaction with either Seller or any of its Affiliates (except for the issuance of additional Membership Interests or the adjustment of any percentage interests, in respect of any capital contribution by either Seller), that will survive Closing;
     (xv) enter into any agreement or arrangement that would be deemed to be a Material Contract if it existed on the date hereof, except as contemplated by the Interim Period Budget, or modify, amend a material term of or terminate any Material Contract, or waive or assign any of its material rights or claims under any Material Contract;
     (xvi) modify or amend any provision of or terminate the Pending Litigation A Agreement, or waive or assign any of its rights or claims under the Pending Litigation A Agreement;
     (xvii) adopt, enter into or contribute to any Employee Benefit Plan, or incur any liability or obligation with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is maintained or contributed to by any ERISA Affiliate or with respect to which any ERISA Affiliate has any obligation to contribute;

     (xviii) hire any individual as an employee or independent contractor, or change the terms and conditions of service of any Contractor, except as necessary to take actions set forth in the Interim Period Budget; or
     (xix) agree, whether in writing or otherwise, to do any of the foregoing.
          Section 6.2 Access; Buyer Indemnification.
     (a) From the date hereof through the Closing, upon the prior request of Buyer, (i) Sellers shall afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business of the Company, to the properties, books, contracts and Records of the Company, and Sellers shall use reasonable efforts to facilitate such access to the counterparties under the Company Guarantees for purposes of effecting the transactions contemplated by Section 6.5 and shall furnish such authorized Representatives with all financial data and other information concerning the affairs of the Company as Buyer and such Representatives may reasonably request; provided that neither Buyer nor its Representatives shall be permitted to collect or analyze any environmental samples (including building materials, indoor and outdoor air, surface and ground water, and surface and subsurface soils) without the prior written consent of Bean. Sellers shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations. Notwithstanding the foregoing, Buyer shall have no right of access to, and Sellers shall have no obligation to provide to Buyer, information relating to (i) bids received from third parties in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids (including all documents, information and correspondence to or from Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of its Affiliates), (ii) any information the disclosure of which would jeopardize any privilege available to either Seller, the Company or any Seller Affiliate relating to such information or would cause either Seller, the Company or any Seller Affiliate to breach a confidentiality obligation or (iii) any information the disclosure of which would result in a violation of Law. To the extent reasonably practicable, Sellers and Buyer shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clauses (ii) or (iii) above apply.
     (b) BUYER HEREBY INDEMNIFIES AND SHALL DEFEND AND HOLD SELLERS, THEIR RESPECTIVE AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL OF THE FOLLOWING CLAIMS ARISING FROM BUYER’S INSPECTING AND OBSERVING THE PROPERTIES OF THE COMPANY: (I) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER; AND (II) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLERS, THE COMPANY, THEIR RESPECTIVE AFFILIATES OR THIRD

PARTIES, AND DAMAGE TO THE PROPERTY OR ASSETS OF SELLERS, THE COMPANY OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF BUYER, ITS AFFILIATES, ITS CONTRACTORS, CONSULTANTS AND/OR REPRESENTATIVES. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
          Section 6.3 Third-Party Approvals. Buyer and Sellers shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all consents and approvals of third parties that any of Buyer, Sellers or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby and maintain such consents in full force and effect once obtained.
          Section 6.4 Regulatory Filings. From the date of this Agreement until the Closing, each of Buyer and Seller shall, and shall cause their respective Affiliates to, (i) as promptly as reasonably practicable but no later than five (5) Business Days after the date hereof, use commercially reasonable efforts to make or cause to be made the filings required of such party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings (such fees to be borne by the Party making such filing), including the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”), (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (vii) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and (viii) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and an opportunity to observe, such meeting.

          Section 6.5 Company Guarantees.
     (a) Sellers and Buyer shall cooperate to use commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Bean and Buyer, on or before the Closing, valid and binding written releases of Sellers and their respective Affiliates (other than the Company), as applicable, from any liability or obligation, whether arising before, on or after the Closing Date in respect of the Company, under any Company Guarantees in effect as of the Closing by tendering with respect to each Company Guarantee a substitute guarantee by Buyer.
     (b) Sellers shall be permitted to update and amend Schedule 6.5(a) between the date of this Agreement and the Closing to include any construction guarantee provided by either Seller after the date of this Agreement in accordance with Section 6.5(c) in the ordinary course of the Company’s business consistent with prior practice. Any construction guarantee entered into in accordance with Section 6.5(c) and included in an amendment to Schedule 6.5(a) pursuant to the immediately preceding sentence on or prior to the Closing, shall be deemed a Company Guarantee for all purposes of this Agreement.
     (c) Prior to the Closing Date, Sellers shall be permitted to update and amend Schedule 6.5(a) to include new guarantees entered into by either Seller or any of its Affiliates in connection with construction Contracts, obligations to vendors or purchase orders entered into by the Company in accordance with the Interim Period Budget or with the prior written approval of Buyer.
     (d) From and after the Closing, without the prior written approval of Sellers, Buyer shall not, and shall cause the Company not to, amend, restate, extend, renew or otherwise change any Contract containing obligations covered under any Company Guarantee surviving the Closing if such amendment, restatement, extension, renewal or other change could result in an increase of the amount of the obligations existing under such Contract at the Closing.
     (e) In the event either Seller receives notice of a claim under any Company Guarantee surviving the Closing, Buyer shall, and shall cause the Company, and any of its Affiliates to afford to Sellers and their Representatives reasonable access to the properties, books, Records and auditors of or relating to the Company to the extent necessary to permit such Seller to determine any matter relating to its rights and obligations under such guarantee, at Sellers’ sole cost and expense.
     (f) The Parties acknowledge and agree that at any time on or after the Closing Date, either Seller or any of their respective Affiliates may, in such party’s sole discretion, take any action to terminate, obtain release of or otherwise limit its liability under any and all outstanding Company Guarantees so long as any such action does not increase the obligations or liabilities of the Company or Buyer or any of its Affiliates thereunder; provided, that termination of the Company Guarantees shall not be deemed to increase the obligations or liabilities of the Company or Buyer or any of its Affiliates.

          Section 6.6 Intercompany Accounts. At or prior to the Closing, Sellers shall have caused all intercompany accounts between the Company, on the one hand, and either Seller or any of their respective Affiliates (except the Company) on the other hand, to have been converted to equity or be eliminated without the transfer of cash or other assets from the Company and without the Company incurring or retaining any liability with respect thereto. Notwithstanding the foregoing, the Company and Sellers shall complete the transactions set forth in Schedule 6.6 at or prior to Closing. Immediately prior to Closing, the Company and Sellers shall enter into the mutual release set forth in Exhibit D.
          Section 6.7 Notice of Failure of Closing Conditions. Prior to the Closing, each of Buyer and Sellers shall give the other party prompt written notice of any development that is reasonably likely to result in a failure of a condition to the Closing.
          Section 6.8 Books and Records. From and after the Closing:
     (a) On or prior to the Closing Date, Sellers shall deliver to Buyer all Records in the possession of Sellers.
     (b) Sellers and their Affiliates may retain a copy of any or all of the data room materials and other books and Records relating to the business or operations of the Company on or before the Closing Date.
     (c) Buyer shall preserve and keep a copy of all data room materials and all books and Records relating to the business or operations of the Company on or before the Closing Date in Buyer’s possession for a period of at least seven (7) years after the Closing Date; provided, that Buyer may dispose of any such data room materials or books and Records prior to the expiration of such seven (7) year period upon thirty (30) days’ prior written notice of its intent thereof to Sellers and after providing Sellers with the reasonable opportunity to take possession of or retain or copy such materials, subject to the confidentiality provisions set forth in Section 6.9(b). During such seven (7) year period, each Seller shall have the right with at least fifteen (15) days’ prior written notice to such effect, at its cost and expense, to copy for its Records all or any part of such data room materials and books and Records as such Seller may select, subject, in each case to the confidentiality provisions set forth in Section 6.9(b). Buyer shall provide to Sellers reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business of the Company to such data room materials and books and Records as remain in Buyer’s possession in connection with matters relating to the business or operations of the Company on or before the Closing Date and any disputes relating to this Agreement and (ii) the properties of the Company in connection with matters relating to the business or operations of the Company on or before the Closing Date.

          Section 6.9 Confidentiality.
     (a) All information furnished to Buyer pursuant to Section 6.8 shall be subject to, and Buyer shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreements.
     (b) From and after the Closing, Sellers shall, and shall use all commercially reasonable efforts to cause their Representatives to, keep confidential all confidential information made available to Sellers under Section 6.8(c) (“Confidential Information”), and shall not directly or indirectly use any Confidential Information for any competitive or other commercial purpose in accordance with this Section 6.9(b). The obligation to keep Confidential Information confidential shall continue for two years from the later of (i) the Closing Date and (ii) the date on which the Confidential Information was disclosed to Seller. The foregoing obligations shall not apply to (A) any Confidential Information which (1) was then generally known to the public other than as a result of disclosure by a Seller or its Representatives in violation of this Agreement or (2) was disclosed to a Seller or its Representatives after the Closing Date by a third party not bound by an obligation of confidentiality, (B) disclosures made as required by Law or (C) disclosures made in connection with any Litigation or any other legal proceeding. In the absence of a protective order or the receipt of a waiver hereunder, if a Seller is nonetheless, in the opinion of its independent outside legal counsel, compelled to disclose Confidential Information to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, such Seller may disclose such Confidential Information to such tribunal or governmental body or agency after prompt written notice of any such requested or required disclosure to the Company so that, subject to the terms of the Supplemental Agreement, the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 6.9. Such Seller shall use all commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information so disclosed and will furnish only that portion of Confidential Information that such Seller is advised by its independent outside legal counsel is required. It is further agreed that such Seller shall not be liable for disclosure of Confidential Information hereunder to a tribunal or governmental body or agency compelling such disclosure unless such disclosure was in violation of this Agreement.
          Section 6.10 Certain Restrictions. From the date of this Agreement until the Closing, Buyer agrees that except as may be agreed in writing by Bean or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its subsidiaries or Affiliates to, with respect to the transactions contemplated by this Agreement, take any action with any Governmental Authority in respect of the transactions contemplated hereby, or agree, in writing or otherwise, to do any of the foregoing, which could reasonably be expected to materially delay the consummation of the transactions contemplated hereby, result in the failure to satisfy any condition to consummation of the transactions contemplated hereby or affect the Company’s eligibility to charge market-based rates for the storage and hub services.

          Section 6.11 Further Assurances; Duty to Cooperate. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions and execute and deliver such other documents as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement. Sellers and Buyer agree to, and to cause their Affiliates and their respective Representatives to, reasonably cooperate with each other after the Closing Date in connection with the transactions contemplated by this Agreement.
          Section 6.12 Tax Filings.
     (a) From the date of this Agreement until Closing, Sellers shall cause the Company to: (a) file all material Company Tax Returns required to be filed prior to the Closing Date, (b) pay or cause to be paid all material Company Taxes required to be paid prior to the Closing Date, other than any Company Taxes the payment of which may be deferred without penalty or interest, or being contested in good faith, and (c) from and after the Closing Date, Buyer shall abide by all rules and regulations and timely make any required filings (including the filing of any Tax Returns) relating to sales Tax abatement in the State of Mississippi.
     (b) Through the Closing, Sellers shall cause the Company to continue to be treated as a partnership or disregarded entity separate from the Seller for federal, state and local income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1), and Sellers shall reflect the operations of the Company through the Closing Date on their federal income Tax Returns. The income of the Company will be apportioned to the period up to and including the Closing Date, and the period after the Closing Date by closing the books of the Company as of the Closing Date.
     (c) With respect to any Tax Return of the Company covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date, Sellers shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all items required to be included therein. Not later than five (5) days prior to the due date of each such Tax Return, Sellers shall either (i) file any Tax Return, pay any Taxes shown thereon to be due and furnish a copy to Buyer, or (ii) deliver a copy of such Tax Return to Buyer along with any amount shown thereon to be due and Buyer shall cause the Company to file the Tax Return and timely pay the Taxes shown due on such Tax Return.
     (d) Any Tax Return prepared pursuant to the provisions of this Section 6.12 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as otherwise required by Law or fact.
     (e) Buyer and Sellers shall cooperate fully, and Buyer shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this

Section 6.12 and any audit, Litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding, and making employees or consultants available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers will, and Buyer will cause the Company to, retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the earlier of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority. Buyer and Seller each agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.
     (f) Within forty-five (45) days after the Closing Date, Sellers shall prepare and deliver to Buyer for their review an allocation of the Purchase Price among the assets of the Company in accordance with Section 1060 of the Code. Within thirty (30) days of their receipt of such allocation, Buyer shall (i) notify Sellers that it concurs with the allocation, or (ii) provide written comments to the allocation. If Buyer and Sellers disagree on any aspect of the allocation, Buyer and Sellers agree to use reasonable efforts to resolve any such disagreement within ninety (90) days. Any allocation of the Purchase Price agreed to pursuant to this subsection shall be binding on Buyer and Sellers for all Tax reporting purposes except that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim, or similar proceedings. If Buyer and Sellers are unable to agree upon an allocation within ninety (90) days, Buyer and Sellers shall be entitled to file separate allocations.
     (g) In the event that a dispute arises between Sellers and Buyer as to the computation of the amount of Taxes, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accountant in resolving the dispute shall be borne equally by Sellers and Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accountant shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accountant to be appropriate.

          Section 6.13 Transfer Taxes. Each of the Buyer and the Sellers shall pay, or cause to be paid one-half of the Transfer Taxes arising out of, in connection with, or attributable to the transactions contemplated by this Agreement. The Transfer Tax Payor shall (i) prepare and timely file the relevant Tax Returns required to be filed in respect of such Transfer Tax, (ii) pay the Transfer Tax shown on such Tax Return, (iii) notify the other Parties in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated, and (iv) such other Party shall reimburse the Transfer Tax Payor for one-half of the amount of such Transfer Tax in immediately available funds within ten (10) Business Days of receipt of such notice.
          Section 6.14 Excluded Assets.
     (a) Subject to Section 4.13, Sellers may cause the Company to transfer to Sellers or any of their respective Affiliates prior to Closing the assets described in Schedule 6.14(a) which shall not be included at Closing as part of the business or assets of the Company (the “Excluded Assets”).
     (b) Notwithstanding anything to the contrary contained in this Agreement, Sellers’ representations and warranties in Article 3 and Article 4 shall not apply to any of the items described in Schedule 6.14(a). Buyer acknowledges that Sellers, between the time of execution of this Agreement and the Closing Date, will be taking various actions required to transfer and assign the Excluded Assets from the Company to either Seller or to one or more of their respective Affiliates. Buyer shall cooperate with Seller in effecting all required assignments, conveyances and other agreements required to transfer and assign the Excluded Assets to Seller or its designated Affiliates. If the transfer of any of the Excluded Assets requires the consent of any third party and such consent is not received prior to Closing, Sellers and Buyer shall cooperate and each shall use commercially reasonable efforts to obtain such consents to the extent required of such Third Party. If and when any such consents are obtained, Buyer will transfer the applicable asset to either Seller or the designated Affiliate of such Seller. If any such consent cannot be obtained, Buyer shall cooperate in any reasonable arrangement designed to obtain for Sellers all benefits, obligations and privileges of the applicable asset, including possession, use, risk of loss, potential for gain and dominion, control and demand.
          Section 6.15 Termination of Bonds. Notwithstanding anything in this Agreement to the contrary, Buyer shall provide substitute plugging and pit bonds on behalf of the Company, which substitute bonds shall be no less favorable to the beneficiary thereunder than the plugging and pit bonds set forth in Schedule 6.15, and shall obtain a release of Bean’s liability under the plugging and pit bonds set forth in Schedule 6.15, including under any guarantee issued by Bean or any of his Affiliates (other than the Company) in respect thereof. Without limiting the foregoing, Bean shall be entitled to terminate any financial assurances with respect to such bonds effective as of Closing. Sellers shall use commercially reasonable efforts to cooperate, and shall take such actions as may be reasonably requested by Buyer, with respect to the foregoing.

          Section 6.16 Facility Expenditures. Notwithstanding anything in this Agreement to the contrary, during the period from the date of this Agreement to the Closing, the Company shall not be required to, and no Seller shall be required to or to cause the Company to, incur or pay Third Party Expenses in connection with the design, construction or development of the Facility which, in the aggregate, exceed $1,000,000. The foregoing does not limit or restrict Buyer’s obligation with respect to the adjustment for the Interim Investment Amount.
          Section 6.17 Cooperation with Respect to Tax Reduction Programs. For a period of twelve (12) months after Closing, each Seller shall cooperate with Buyer and take all actions reasonably requested by Buyer to seek the continued applicability of the tax reduction programs disclosed in Schedule 4.8 following the sale of the Membership Interests contemplated by this Agreement, including, without limitation, seeking to acquire any consents needed from any applicable Tax Authority for such sale. Buyer shall reimburse each Seller for any out-of-pocket costs and expenses incurred in connection with such cooperation. NOTWITHSTANDING THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT SELLERS ARE PROVIDING NO ASSURANCES REGARDING THE CONTINUED APPLICABILITY OF SUCH TAX REDUCTION PROGRAMS.
          Section 6.18 Supplemental Agreement. At or prior to the Closing, Sellers, the Company and Buyer shall each execute and deliver the Supplemental Agreement, substantially in the form attached hereto as Exhibit E (the “Supplemental Agreement”).
          Section 6.19 Title Policies . Prior to the Closing, Sellers shall cooperate with Buyer to obtain the Title Policies to be issued at Closing, including cooperating with the Title Company to issue the Title Policies pursuant to such Title Commitments set forth on Exhibit C (the “Title Commitments”), including the execution of any certificates and delivery of any documentation reasonably required by the Title Company to issue the Title Policies and any endorsements thereto. The cost of the Title Commitments and the Title Policies issued pursuant thereto shall all be borne at the sole cost and expense of Buyer.
ARTICLE VII
CONDITIONS TO OBLIGATIONS
          Section 7.1 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
     (a) (i) The representations and warranties of Sellers set forth in Section 4.3 and Section 4.21 of this Agreement shall be true and correct in all respects, both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of Sellers set forth in this Agreement (other than the representations and warranties of Sellers set forth in Section 4.3 and Section 4.21) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.
     (b) Each Seller shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.
     (c) Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, executed on behalf of Sellers by an authorized Representative thereof, certifying that the conditions specified in Sections 7.1(a) and 7.1(b) have been fulfilled.
     (d) Sellers shall have delivered copies of any and all surveys of the Real Property in Sellers’ possession, and the Title Company shall be irrevocably prepared to issue the Title Policies, subject only to Buyer’s payment of the premiums.
     (e) The Buyer Approvals and the Sellers Approvals shall have been duly made, given or obtained and shall be in full force and effect.
     (f) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.
     (g) No order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an order be pending, nor shall there be any action taken, or any Law enacted, entered or enforced that would prohibit the consummation of the transactions contemplated hereby that has not been subsequently overturned or otherwise made inapplicable to this Agreement.
     (h) All material consents and approvals set forth on Schedule 7.1(h) shall have been obtained, and a copy of each such consent and approval shall have been provided to Buyer at or prior to the Closing.
     (i) The consummation of the transactions contemplated under the BRI-Marsh PSA shall occur simultaneously with the Closing.
     (j) Since July 31, 2007, there shall not have occurred any change, development, event, effect, condition or occurrence, either individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to the ownership or development of the Facility or to the assets, properties or condition

(financial or otherwise) of the Company taken as a whole; provided, however that (x) no change, development, event, effect, condition or occurrence that is disclosed in the Disclosure Schedule shall result in a failure of the condition set forth in this Section 7.1(j), and (y) any change, development, event, effect, condition or occurrence to the extent attributable to or resulting or arising from any of the following shall not result in a failure of the condition set forth in this Section 7.1(j): (i) any business, financial or economic change generally affecting the economic conditions in the natural gas storage industry or the southeastern US gas market, (ii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement; provided that none of the conditions or events described in this clause (ii) results in the destruction or loss of use of any material assets of the Company, (iii) proposed or adopted legislation or any other proposal or enactment by any Governmental Authority; provided that none of the changes, developments, events, effects, conditions or occurrences described in the foregoing clauses (i) through (iii) has a materially disproportionate effect on the Company (relative to other industry participants); (iv) changes in Tax or accounting requirements or principles or the interpretation thereof (other than any such change that is targeted specifically and solely to the Company or any of its Affiliates) or (v) the effect of the development, expansion or construction by another Person of a natural gas storage facility, a liquefied natural gas receiving and regasification terminal or a natural gas pipeline (including an announcement of such other Person’s intention with respect to any of the foregoing). Any determination as to whether any change, development, event, effect, condition or occurrence has resulted in a failure of the condition set forth in this
          Section 7.1(j) shall be made only after taking into account all benefits and costs of such change, development, event, effect, condition or occurrence.
          Section 7.2 Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Sellers:
     (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such date).
     (b) Buyer shall have performed or complied with in all material respects all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing.
     (c) Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized individual thereof, certifying that the conditions specified in Sections 7.2(a) and 7.2(b) have been fulfilled.
     (d) The Seller Approvals and the Buyer Approvals shall have been duly made, given or obtained and shall be in full force and effect.

     (e) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated.
     (f) No order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an order be pending, nor shall there be any action taken, or any Law enacted, entered or enforced that would prohibit the consummation of the transactions contemplated hereby that has not been subsequently overturned or otherwise made inapplicable to this Agreement.
     (g) The consummation of the transactions contemplated under the BRI-Marsh PSA shall occur simultaneously with the Closing.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
          Section 8.1 Survival of Indemnification Rights.
     (a) Notwithstanding any right of the Buyer to fully investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully on the representations, warranties, covenants and agreements of Sellers contained in this Agreement. All representations, warranties, covenants and agreements of the Parties set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder, and all such representations and warranties shall thereafter terminate and expire with respect to any theretofore unasserted claim eighteen (18) months following the Closing Date (and no claim for indemnification shall thereafter be made arising from any breaches of any such representations and warranties); provided, however, that (i) the representations and warranties set forth in Section 4.8 (Taxes), Section 4.4(a)(i) (with respect to the FERC Certificate only), Section 4.11 (Permits) (with respect to the FERC Certificate only) and Section 4.14 (Real Property) shall each survive until thirty (30) days after the expiration of the applicable statute of limitations period (after giving affect to any waivers and extensions thereof), (ii) the representations and warranties set forth in Sections 3.1, 3.2 and 4.1 (Organization and Authority), and Sections 3.7 and 4.3 (Capitalization and Ownership) shall survive indefinitely and (iii) the representations and warranties set forth in Section 4.9 (Environmental Matters) shall each survive for a period of five (5) years after the Closing Date. All covenants and agreements respectively made by Sellers and Buyer herein to be performed after the Closing Date shall survive the Closing and will remain in full force and effect thereafter until (a) in the case of any covenant or agreement that has a specified term or period, until the thirtieth (30th) day following the expiration of the term or period specified therein; and (b) in the case of any other covenant or agreement that does not have a specified term or period, until the thirtieth (30th) day following the fulfillment thereof.

     (b) No Party shall have any liability for indemnification claims made under this Article VIII unless a Claim Notice is provided by the non-breaching Party to the other Party in respect of such indemnification claim prior to the expiration of the applicable survival period. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period, then the applicable indemnity right shall survive as to such claim, until such claim has been finally resolved.
          Section 8.2 Indemnification Obligations.
     (a) Subject to, and except as otherwise provided in this Article VIII, from and after the Closing, Sellers shall jointly and severally indemnify and hold harmless Buyer and each of its Affiliates (which from and after the Closing shall include the Company) and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against all MS Hub MIPA Losses that the Buyer Indemnified Parties incur arising from or out of or related to:
     (i) any inaccuracy or breach of any representation or warranty of Sellers in this Agreement or in any certificate delivered pursuant to this Agreement;
     (ii) any breach of any covenant or agreement of Sellers contained in this Agreement;
     (iii) all Taxes arising from the business operations or the assets of the Company that are imposed for any taxable period or portion of a taxable period ending on or prior to the Closing Date, except to the extent attributable to Tax items set forth on Schedule 4.8 or Schedule 4.19(c);
     (iv) the Excluded Assets; or
     (v) (A) the claims of the Pending Litigation A Plaintiff in connection with the Pending Litigation A, (B) the claims in connection with the Dismissed Case B, and (C) the claims in connection with the Dismissed Case C, and any other action or suit arising out of, related to or in connection with such actions, including all court filings and appeals related thereto (collectively, the “Specified Claims”); provided, however, that, without limiting in any way the generality of Sellers’ indemnification obligations under this Section 8.2(a)(v), (X) SELLERS IN NO WAY ACKNOWLEDGE OR AGREE THAT THE PENDING LITIGATION A PLAINTIFF HAS A RIGHT TO INSTITUTE OR PURSUE ANY OTHER ACTION OR SUIT OUTSIDE OF THE PENDING LITIGATION A; (Y) BEAN AND THE COMPANY DISPUTE AND HAVE DENIED THE CLAIMS OF THE PENDING LITIGATION A PLAINTIFF IN CONNECTION WITH THE PENDING LITIGATION A; AND (Z) BEAN AND THE COMPANY DENY ANY LIABILITY IN CONNECTION THEREWITH.
          (b) Subject to, and except as otherwise provided in this Article VIII, from and after the Closing, Buyer shall indemnify and hold harmless each Seller and its

Affiliates and their respective Representatives, (collectively, the “Seller Indemnified Parties”) from and against all MS Hub MIPA Losses that the Seller Indemnified Parties incur arising from or out of or related to:
     (i) the businesses and operations of the Company relating to periods after the Closing Date to the extent such MS Hub MIPA Losses are not subject to the provisions of Section 8.2(a) hereto;
     (ii) any inaccuracy or breach of any representation or warranty of Buyer in this Agreement or in any certificate delivered pursuant to this Agreement;
     (iii) any breach of any covenant or agreement of Buyer contained in this Agreement; and
     (iv) any Company Guarantee to the extent related to any failure of the Company to perform any obligation arising after the Closing Date and guaranteed by such Company Guarantee, to the extent such MS Hub MIPA Losses are not subject to Section 8.2(a).
     (c) For the purposes of calculating the amount of any MS Hub MIPA Loss for which a Buyer Indemnified Party or Seller Indemnified Party, as applicable, claims indemnification under this Agreement, the amount of each MS Hub MIPA Loss shall be deemed to be an amount (1) net of any insurance proceeds and any indemnity, contribution or other similar payment received from any insurer or other third party with respect thereto, and (2) net of any available Tax Benefits actually realized by the Indemnified Party with respect to such MS Hub MIPA Loss. Buyer and/or Sellers, as applicable, shall use their respective commercially reasonable efforts to collect indemnity, contribution or other payments from any of their respective insurers or other third party (including using its commercially reasonable efforts to collect insurance proceeds from the Title Company under the Title Policies prior to pursuing any claim against any Seller in respect of any breach of Section 4.14). The costs and expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Buyer Indemnified Parties in pursuing any insurance proceeds or indemnity, contribution or other similar payment from any insurer or other third party shall constitute additional MS Hub MIPA Losses with respect to the matter for which indemnification may be sought hereunder, except to the extent such costs and expenses are paid or reimbursed by such insurer or other third party.
     (d) Subject to clause (c) above, the Parties shall have a duty to use commercially reasonable efforts to mitigate any MS Hub MIPA Loss arising out of or relating to this Agreement or the transactions contemplated hereby.
          Section 8.3 Indemnification Procedure. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
     (a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 8.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party or Parties a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of MS Hub MIPA Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission, subject to Section 8.1(b).
     (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable MS Hub MIPA Loss under this Article VIII), then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement (including any appeals) at the discretion of the Indemnifying Party in accordance with this Section 8.3(b). In such circumstances, the Indemnifying Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement is for money damages and contains only customary settlement provisions, including confidentiality agreements, that do not restrict, in any material respect, the conduct of any business by the Indemnified Party or its Affiliates. Upon the request of the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
     (c) If the Indemnifying Party shall (A) fail to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b) within fifteen (15) Business Days after receipt of any Claim Notice, or (B) after commencing or undertaking any such defense or settlement, fail to prosecute or withdraw from such defense or settlement, then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the

Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, with respect to any Specified Claim, the Buyer Indemnified Parties shall comply with the Supplemental Agreement and, in the event of any conflict between this Section 8.3 and the Supplemental Agreement, the Supplemental Agreement shall control.
     (d) Subject to the other provisions of this Article VIII, a claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought, which notice shall set forth the basis of such claim in reasonable detail and be accompanied by evidence supporting the assertion of such claim.
          Section 8.4 Limitations on Liability of Sellers. Notwithstanding anything to the contrary contained in this Agreement:
     (a) Except with respect to claims relating to (i) Taxes, (ii) Section 4.3(b), (iii) Section 4.13(b) and (iv) Section 8.2(a)(v), any single item or group of related items that results in MS Hub MIPA Losses of any Buyer Indemnified Party in an aggregate amount less than Ten Thousand Dollars ($10,000) shall be deemed, for all purposes of this Article VIII, not to be MS Hub MIPA Losses of such Buyer Indemnified Party recoverable against either Seller or any of its Affiliates under this Agreement; provided that, for the avoidance of doubt, in the event that any such single item or group of related items results in MS Hub MIPA Losses in an aggregate amount greater than or equal to Ten Thousand Dollars ($10,000), then the entire amount of such MS Hub MIPA Loss shall constitute a MS Hub MIPA Loss for purposes of this Article VIII;
     (b) no Seller shall have any liability arising out of or relating to: Section 8.2(a)(i) for MS Hub MIPA Losses (other than in respect of any claim under Section 8.2(a)(i) for any inaccuracy or breach of the representations and warranties contained in Section 4.3(b), Section 4.8 (Taxes), Section 4.9 (Environmental Matters), Section 4.13(b) and Section 4.14 (Real Property)) described in such Sections unless the aggregate amount of such MS Hub MIPA Losses exceeds One Million Three Hundred Thousand Dollars ($1,300,000) (the “Deductible”), and Sellers shall have liability for such MS Hub MIPA Losses (subject to Sections 8.4(c) and 8.4(e)) only to the extent the aggregate amount of such MS Hub MIPA Losses exceeds the Deductible. For the avoidance of doubt, BRI-Marsh PSA Losses shall not be aggregated with MS Hub MIPA Losses for purposes of determining whether the Deductible has been reached;
     (c) in no event shall Sellers’ aggregate liability for MS Hub MIPA Losses described in Section 8.2(a)(i) (other than in respect of any claim under Section 8.2(a)(i) for any inaccuracy or breach of the representations and warranties contained Sections 3.1, 3.2 and 4.1 (Organization and Authority), Sections 3.7 and 4.3 (Capitalization and Ownership), Section 4.4(i) (with respect to the FERC Certificate only), Section 4.8 (Taxes), Section 4.9 (Environmental Matters), Section 4.13(b) and Section 4.14 (Real Property)) exceed an amount equal to (i) Nineteen Million Five Hundred Thousand Dollars ($19,500,000), minus (ii) the aggregate amount of MS Hub MIPA Losses paid by Sellers under Section 8.2(a)(i) in respect of any claim for any inaccuracy or breach of the representations and warranties contained in Section 3.1, Section 3.2, Section 3.7, Section 4.1, Section 4.3 (other than Section 4.3(b)), Section 4.4(i), Section 4.8, Section 4.9 and Section 4.14, minus (iii) the aggregate amount of Capped Section 8.2(a)(v) Losses paid by Sellers under Section 8.2(a)(v). For the avoidance of doubt, although Capped Section 8.2(a)(v) Losses and payments made in respect to breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.7, 4.1, 4.3, 4.4(i) (with respect to the FERC Certificate only), 4.8, 4.9, 4.13(b) and 4.14 are not subject to the limitations set forth in this Section 8.4(c), such payments (other than payments made in respect of any claim under Section 8.2(a)(i) for any inaccuracy or breach of the representations and warranties contained in Sections 4.3(b) and 4.13(b)) shall be taken into account in determining whether such limitations have been reached;
     (d) in no event shall Sellers’ aggregate liability for MS Hub MIPA Losses described in Section 8.2(a)(i) (solely in respect of any claim for any inaccuracy or breach of the representations and warranties contained in Section 4.9 (Environmental Matters)) exceed an amount equal to (i) Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000), minus (ii) the aggregate amount of MS Hub MIPA Losses paid by Sellers under Section 8.2(a)(i) (other than payments made in respect of any claim under Section 8.2(a)(i) for any inaccuracy or breach of the representations and warranties contained in Sections 4.3(b) and 4.13(b)), minus (iii) the aggregate amount of Capped Section 8.2(a)(v) Losses paid by Sellers under Section 8.2(a)(v). For the avoidance of doubt, although Capped Section 8.2(a)(v) Losses and payments made in respect to breaches of the representations and warranties other than those set forth in Section 4.9 are not subject to the limitations set forth in this Section 8.4(d), such payments shall be taken into account in determining whether such limitations have been reached;
     (e) in no event shall Sellers’ aggregate liability for MS Hub MIPA Losses described in Section 8.2(a)(i) (solely in respect of any claim for any inaccuracy or breach of the representations and warranties contained in Sections 3.1, 3.2 and 4.1 (Organization and Authority), Sections 3.7 and 4.3 (Capitalization and Ownership), Section 4.4(i) (with respect to the FERC Certificate only), Section 4.8 (Taxes), and Section 4.14 (Real Property)) exceed an amount equal to (i) the Base Purchase Price, minus (ii) the aggregate amount of MS Hub MIPA Losses paid by Sellers under Section 8.2(a)(i) (other than payments made in respect of any claims under Section 8.2(a)(i) for any inaccuracy or breach of the representations and warranties contained in Section 4.3(b)); and
     (f) in no event shall Sellers’ aggregate liability for Capped Section 8.2(a)(v) Losses exceed an amount equal to the Base Purchase Price minus the aggregate amount of MS Hub MIPA Losses paid by Sellers under Section 8.2(a)(i) (other than payments made in respect of any claims under Section 8.2(a)(i) for any inaccuracy or breach of the representations and warranties contained in Section 4.3(b)).
          Section 8.5 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Purchase Price for Tax purposes, unless otherwise required by applicable Law or taxing authority interpretations thereof.
          Section 8.6 Calculation of MS Hub MIPA Losses.
     Following the determination that a breach of a representation, warranty, covenant or agreement has occurred, for purposes of computing any MS Hub MIPA Loss under this Article VIII with respect to such representation, warranty, covenant or agreement that is qualified as to materiality by use of the terms “material”, “in all material respects,” “Material Adverse Effect” or words of substantially equivalent meaning, the amount of the MS Hub MIPA Loss shall be the entire MS Hub MIPA Loss arising by reason of the breach of such representation, warranty, covenant or agreement and not merely the amount of such MS Hub MIPA Loss in excess of the minimum amount that would result in such representation, warranty, covenant or agreement being breached.
          Section 8.7 Exclusive Remedy.
     (a) Subject to Section 9.3 and Section 10.6, any claim or cause of action (whether such claim sounds in tort, contract or otherwise and including statutory rights and remedies) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby must be brought by any Party in accordance with the provisions and applicable limitations of this Article VIII, which shall constitute the sole and exclusive remedy of all Parties, their Affiliates, successors and assigns for any such claim or cause of action. Notwithstanding the foregoing, the Buyer shall retain the right to receive damages or other appropriate relief (including equitable relief) against the Sellers as a result of any actual fraud perpetrated by any Seller against the Buyer without regard to any restriction or limitation contained herein.
     (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT TO THE EXTENT ASSERTED BY OR AWARDED, PAID OR PAYABLE TO A THIRD PARTY, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT FROM ANY OTHER PARTY’S SOLE,

JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.
          Section 8.8 Escrow Fund. The obligations of the Sellers under Section 8.2 shall be satisfied first from the monies held in escrow pursuant to the MS Hub MIPA Escrow Agreement (the “MS Hub MIPA Escrow Fund”). If the MS Hub MIPA Escrow Fund is inadequate to provide indemnification to Buyer as provided in Section 8.2, the obligations of Sellers under Section 8.2 shall be satisfied by Sellers, jointly and severally, subject to the limitations set forth herein. The MS Hub MIPA Escrow Fund shall be held by the MS Hub MIPA Escrow Agent in accordance with the terms of this Agreement and the MS Hub MIPA Escrow Agreement, and the MS Hub MIPA Escrow Fund shall be (i) for the benefit of the Sellers and BRI-Marsh and (ii) security for the Sellers’ obligations to Buyer pursuant to this Agreement and BRI-Marsh’s obligations to Buyer pursuant to the BRI-Marsh PSA.
          Section 8.9 Offset Against Additional Monies Owed to Sellers. In the event that Buyer has an unresolved claim for indemnification pursuant to this Article VIII, then Buyer shall be entitled to hold back the amount of any such claim from any potential payments due to the Sellers pursuant to Section 2.4 (the “Holdback”) until the earlier of (i) such time as Buyer and the Sellers mutually resolve their differences of (ii) such time as Buyer is directed to disburse such funds after giving effect to the dispute resolution procedures of Article X. To the extent the Holdback and the MS Hub MIPA Escrow Fund are insufficient to cover any claims under this Article VIII, the Sellers shall remain responsible, subject to Section 8.4.
ARTICLE IX
TERMINATION
          Section 9.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
     (a) by the mutual consent of Buyer and Sellers as evidenced in writing signed by each of Buyer and each Seller;
     (b) by Buyer, if there has been a material breach by Sellers of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Sellers within fifteen (15) days after written notice thereof from Buyer;
     (c) by Sellers, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Sellers at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within fifteen (15) days after written notice thereof from Sellers;

     (d) by either Buyer or Sellers:
     (i) if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
     (ii) if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 29, 2007 or such later date as the Parties may agree upon in writing (the “End Date”); provided, that if, as of the End Date, all conditions set forth in Section 7.1 and Section 7.2 shall have been satisfied or waived (other than those that are to be satisfied by action taken at the Closing) other than the conditions set forth in Sections 7.1(f) and Section 7.2(e), then the End Date shall automatically be extended without further action by the Parties until December 28, 2007.
          Section 9.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto; provided that nothing herein shall relieve Sellers from any liability or obligation with respect to any willful breach of this Agreement. The Limited Guaranty referred to in Section 5.10 and the provisions of Section 6.9, this Section 9.2, Section 9.3, Section 11.1, Section 11.4, Section 11.8, and Section 11.10 shall survive any termination of this Agreement.
          Section 9.3 Termination Fee.
     (a) If this Agreement is terminated by Sellers pursuant to Section 9.1(c), then Buyer shall pay to Sellers an aggregate amount equal to Ten Million Dollars ($10,000,000) (the “Termination Fee”) within three (3) Business Days after the date of termination.
     (b) The Parties agree and understand that payment of the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sellers for their respective efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
     (c) Each of Sellers and Buyer acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Sellers nor Buyer would have entered into this Agreement. Accordingly, if Buyer (or any Guarantor) fails promptly to pay or cause to be paid the amounts due pursuant to this Section 9.3, and, in order to obtain such payment, any Seller commences an arbitration proceeding that results in a judgment or award against Buyer or any Guarantor for the amounts set forth in this Section 9.3, Buyer (or the Guarantors) shall pay to such Seller its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such arbitration proceeding and any appeal relating thereto, together with interest on the amounts set forth in this Section 9.3 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Notwithstanding anything to the contrary contained in this Agreement, Sellers’ right to terminate and receive the Termination Fee shall be the sole and exclusive remedy of Sellers against Buyer, Guarantors and their respective Representatives (including their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents) for, and such amount shall constitute liquidated damages in respect of, the breach or termination of this Agreement described in Section 9.1(c) regardless of the circumstances giving rise to such breach or termination and Sellers shall have no further rights, directly or indirectly, against Buyer, Guarantors or any of their respective Representatives (including their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents), whether at law or equity, in contract, in tort or otherwise relating to or arising out of this Agreement, the Limited Guaranty or the transactions contemplated by this Agreement.
ARTICLE X
DISPUTES
          Section 10.1 Dispute Resolution. Except as otherwise provided in this Agreement, subject to the provisions of Section 10.5 any dispute arising out of or relating to this Agreement, including claims for indemnification pursuant to Article VIII, shall be resolved in accordance with the procedures specified in this Article X, which shall be sole and exclusive procedures for the resolution of any such disputes.
          Section 10.2 Negotiation between Executives. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between Bean and senior executives of Buyer. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and response shall include (a) a statement of each Party’s position, and (b) the name and title of the executive who will represent the Party during negotiations. If the matter has not been resolved by these Persons within fifteen (15) days of the disputing Party’s notice, or if the Parties fail to meet within fifteen (15) days, either Party may initiate mediation as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

          Section 10.3 Mediation. If the dispute has not been resolved by negotiation as provided herein, the Parties shall endeavor to settle the dispute by mediation under the then current CPR Institute for Dispute Resolution (“CPR”) Model procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the Parties agree otherwise.
          Section 10.4 Arbitration.
     (a) Subject to Section 10.6, if any dispute has not been resolved by non-binding means as provided herein within ninety (90) days of the initiation of such procedure, the Parties agree that such dispute shall be submitted for binding arbitration to the Houston, Texas office of the American Arbitration Association on demand of any party. Such arbitration proceeding will be conducted in Houston, Texas and shall be heard by three (3) arbitrators in accordance with the then current commercial arbitration rules of the American Arbitration Association. All matters relating to arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration Law.
     (b) SUBJECT TO SECTION 9.3, THE ARBITRATORS SHALL HAVE THE RIGHT TO AWARD OR INCLUDE IN HIS OR HER AWARD ANY RELIEF WHICH HE OR SHE DEEMS PROPER IN THE CIRCUMSTANCE, INCLUDING MONEY DAMAGES (WITH INTEREST ON UNPAID AMOUNTS FROM THE DATE DUE), SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF AND ATTORNEYS’ FEES AND COSTS; PROVIDED, THAT, THE ARBITRATORS SHALL NOT HAVE THE RIGHT TO AWARD SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS; PROVIDED FURTHER, THAT, NOTWITHSTANDING THE FOREGOING, THE ARBITRATORS SHALL HAVE THE RIGHT TO AFFIRM AN EXISTING AWARD FOR ANY SUCH DAMAGES PAID OR PAYABLE TO A THIRD PARTY. THE AWARD AND THE DECISION OF THE ARBITRATORS SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES HERETO, AND JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.
     (c) THE PARTIES AGREE TO BE BOUND BY THE PROVISIONS OF ANY LIMITATION ON THE PERIOD OF TIME IN WHICH CLAIMS MUST BE BROUGHT UNDER APPLICABLE LAW OR THIS AGREEMENT, WHICHEVER EXPIRES EARLIER. THE PARTIES FURTHER AGREE THAT, IN CONNECTION WITH ANY SUCH ARBITRATION PROCEEDING, EACH PARTY MUST SUBMIT OR FILE ANY CLAIM WHICH WOULD CONSTITUTE A COMPULSORY COUNTERCLAIM (AS DEFINED BY RULE 13 OF THE FEDERAL RULES OF CIVIL PROCEDURE) WITHIN THE SAME PROCEEDING AS THE CLAIM TO WHICH IT RELATES. ANY SUCH CLAIM WHICH IS NOT SUBMITTED OR FILED AS DESCRIBED ABOVE WILL BE FOREVER BARRED.
     (d) THE PARTIES AGREE THAT ARBITRATION SHALL BE CONDUCTED ON AN INDIVIDUAL, AND NOT A CLASS-WIDE, BASIS, AND

THAT AN ARBITRATION PROCEEDING BETWEEN ANY PARTY’S SUBSIDIARIES, SHAREHOLDERS, MEMBERS, OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES AND ANY OTHER PARTY (OR ITS SUBSIDIARIES, SHAREHOLDERS, MEMBERS, OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES) MAY NOT BE CONSOLIDATED WITH ANY OTHER ARBITRATION PROCEEDING BETWEEN ANY OF THE PARTIES AND ANY THIRD PARTY.
          Section 10.5 Applicable Law. Except as provided in Section 10.4(a) with respect to arbitration matters, this Agreement shall be governed by and construed under the Laws of the State of New York (without regard to the conflict of law principles thereof).
          Section 10.6 Provisional Remedies. The procedures specified in this Article X shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Agreement, any Party, without prejudice to the above procedures, may file a complaint (for statute of limitations or venue reasons) or to seek preliminary injunction or other provisional judicial relief, without requirement of bond or the showing of irreparable injury or adequacy of damages, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo; provided, further, however, that despite any such action, the Parties shall continue to participate in good faith in the procedures specified in this Article X. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Section 10.6 or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States District Court for the Southern District of Texas or if such legal action or proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Texas in Harris County, Texas. Each of the Parties hereby (a) irrevocably submits with regard to any such action or proceeding to the jurisdiction of the aforesaid courts, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or it shall not bring any motion that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any such action in any court other than any Texas state or federal court sitting in Houston, Texas. Each of the Parties waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Section 10.6.
          Section 10.7 Tolling Statute of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article are pending. The Parties will take such action, if any required to effectuate such tolling.
          Section 10.8 Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

ARTICLE XI
MISCELLANEOUS
          Section 11.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:
(a)	If to Seller, to:
Theo B. Bean, Jr.
1000 E. St. Mary Blvd.
Lafayette, LA 70503
Attention: Theo B. Bean, Jr.
Facsimile: 337-234-2330
E-mail: tbean@beanresources.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, TX 77002
Attention: Frank Bayouth
Facsimile: 713-655-5200
E-mail: fbayouth@skadden.com
with additional copy to:
Onebane Law Firm
1200 Carmella Blvd., Suite 300
Lafayette, LA 70508
Attention: Steven C. Lanza
Facsimile: 337-266-1232
E-mail: lanza@onebane.com
(b)	If to Buyer, to:
Mississippi Hub Acquisition Company, LLC
c/o EnergySouth Midstream, Inc.
16945 Northchase Drive, Suite 1910
Houston, TX 77060
Attention: Benjamin Reese
Facsimile: 281-423-2799

E-mail: breese@esmidstream.com
and
c/o Drawbridge Special Opportunities Advisors LLC
1345 Avenue of the Americas
New York, NY 10105
Attention: General Counsel
Facsimile: 212-798-6099
with a copies to:
EnergySouth, Inc.
P.O. Box 2607
Mobile, Alabama 36652
Attention: General Counsel
Facsimile: 251-478-5817
and
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: James F. Bowe, Jr., Esq.
                   Chang-Do Gong, Esq.
Facsimile: 212-259-6333
E-mail: jbowe@dl.com
           cgong@dl.com
and
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention: Robert N. Freedman, Esq.
Facsimile: 212-848-4340
E-mail: robert.freedman@shearman.com
or to such other address or addresses as the Parties may from time to time designate as to itself by like notice. Except as provided in Section 8.1, the failure of any Party to make a timely delivery of notice or any other delivery provided for in this Agreement shall not relieve the receiving Party from any of its obligations hereunder except to the extent that the receiving Party is actually harmed thereby.
          Section 11.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that Buyer may assign any and all of its rights and interests hereunder to financing parties in connection with a debt financing, or to one or more of its Affiliates (it being understood that no such assignment shall relieve Buyer or any Guarantor of its obligations hereunder). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
          Section 11.3 Rights of Third Parties. Except for the provisions of Section 8.2, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
          Section 11.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
          Section 11.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
          Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) constitutes the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between Buyer, on the one hand, and either Seller or its Affiliates, on the other hand, except as expressly set forth in this Agreement.
          Section 11.7 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by either Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or is required to be disclosed on the Disclosure Schedule. Each numbered Schedule in the Disclosure Schedules qualifies only the correspondingly numbered representation, warranty or covenant to the extent specified therein and, except in the case of Section 4.3 and Section 4.13(b), such other representations, warranties or covenants to the extent a matter in such numbered Schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent.
          Section 11.8 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements executed by both Buyer and each Seller as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties.
          Section 11.9 Publicity. On the date of this Agreement each Seller and Buyer shall prepare a press release in respect of the transactions contemplated by this Agreement for public dissemination on or after the date of this Agreement and each Seller and Buyer shall mutually agree on each such press release prior to public dissemination. Except as otherwise required by Law or the rules and regulations of any national securities exchange, no Party shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with and consent of the other Party.
          Section 11.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Sellers on the one hand and Buyer on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

/s/ Theo B. Bean, Jr.

Theo B. Bean, Jr.

THEO B. BEAN, JR. FAMILY TRUST

By:	/s/ Theo B. Bean, Jr.

Name: Theo B. Bean, Jr.
Title: Trustee

MISSISSIPPI HUB ACQUISITION COMPANY, LLC

By:	/s/ Benjamin Reese

Name: Benjamin Reese
Title: Authorized Agent